MORGAN STANLEY CHARTER SERIES

Morgan Stanley Charter Graham L.P.

Morgan Stanley Charter Millburn L.P.

Morgan Stanley Charter MSFCM L.P.

Morgan Stanley Charter Campbell L.P.

SUPPLEMENT
TO
PROSPECTUS DATED APRIL 25, 2005

      You should read this supplement together with the prospectus dated April 25, 2005. All page and section references in this supplement relate to the prospectus, except references to pages preceded by “S-,” which relate to this Supplement.

Services Provided by Morgan Stanley DW Inc.

The date of this Supplement is December 8, 2005

[This Page Intentionally Left Blank]

SUMMARY

      The following updates and replaces the break even analysis contained on the cover, page 7, page 8 and page 12.

Break Even Analysis

      Following is a table that sets forth the fees and expenses that you would incur on an initial investment of $20,000 in a partnership and the amount that your investment must earn, after taking into account estimated interest income, in order to break even after one year and after more than two years. The fees and expenses applicable to each partnership are described above.

	$20,000 Investment
	Charter Series Partnerships (excluding Charter Campbell)	Charter Campbell
Management Fee	400	530
Brokerage Fee (1)	1,200	1,200
Less: Interest Income (2)	(690)	(690)
Incentive Fee (3)	—	—
Redemption Charge (4)	408	408
Amount of trading profits a partnership must earn for you to recoup your initial investment at the end of one year after paying a redemption charge	1,318	1,448
Trading profits as a percentage of net assets that a partnership must earn for you to recoup your initial investment at the end of one year after paying a redemption charge	6.59%	7.24%
Amount of trading profits a partnership must earn each year for you to recoup your initial investment after two years with no redemption charge	910	1,040
Trading profits as a percentage of net assets that a partnership must earn each year for you to recoup your initial investment after two years with no redemption charge	4.55%	5.20%

(1) Effective July 1, 2005, the general partner reduced brokerage fees from a 6.25% annual rate to a 6.00% annual rate.

(2) The partnerships receive interest at the rate earned by Morgan Stanley DW on its U.S. Treasury bill investments with customer segregated funds, as if 100% of each partnership’s average daily net assets deposited with Morgan Stanley DW for the month were invested at that rate. In addition, Morgan Stanley DW will credit each partnership with 100% of the interest income Morgan Stanley DW receives from the clearing commodity brokers with respect to such partnership’s assets deposited as margin with the clearing commodity brokers. For purposes of the break even calculation, it was estimated that approximately 80% of a partnership’s average daily funds maintained in trading accounts will be on deposit with Morgan Stanley DW and earn interest income at a rate of approximately 3.50%, and that approximately 20% of a partnership’s average daily funds maintained in trading accounts will be on deposit with the clearing commodity broker and generate interest income at a rate of approximately 3.25%. An interest rate of 3.50% was derived by using an average of the blended rate for the five recent weekly auction rates for three-month U.S. Treasury bills and adjusting for the historical rate that Morgan Stanley DW earned in excess of such amount. The combined rate used for this break even analysis is estimated to be approximately 3.45%. Investors should be aware that the break even analysis will fluctuate as interest rates fluctuate, with the break even percentage decreasing as interest rates increase or increasing as interest rates decrease.

(3) Incentive fees are paid to a trading advisor only on trading profits earned. Trading profits are determined after deducting all partnership expenses, other than any extraordinary expenses, and do not include interest income. Therefore, incentive fees will be zero at the partnership’s break even point.

(4) Units redeemed at the end of 12 months from the date of purchase are generally subject to a 2% redemption charge; after 24 months there are no redemption charges.

RISK FACTORS

      The following updates and replaces the following risk factors on pages 10-12.

      The partnerships’ trading is highly leveraged. The trading advisor for each partnership uses substantial leverage when trading, which could result in immediate and substantial losses. For example, if 10% of the face value of a contract is deposited as margin for that contract, a 10% decrease in the value of the contract would cause a total loss of the margin deposit. A decrease of more than 10% in the value of the contract would cause a loss greater than the amount of the margin deposit.

      The leverage employed by the partnerships in their trading can vary substantially from month to month and can be significantly higher or lower than the averages set forth below. As an example of the leverage employed by the partnerships, set forth below is the average of the underlying value of each partnership’s month-end positions for the period October 2004 through September 2005, as compared to the average month-end net assets of the partnership during that period. While the leverage employed on a trade will accentuate the trading profit or loss on that trade, one partnership’s overall leverage as compared to another partnership’s overall leverage does not necessarily mean that it will be more volatile than the other partnership. This can be seen by a review of the monthly rates of return for the partnerships on pages S-62 to S-69.

Charter Graham	11.7 times net assets
Charter Millburn	10.2 times net assets
Charter MSFCM	6.5 times net assets
Charter Campbell	10.7 times net assets

      Trading on foreign exchanges presents greater risks to each partnership than trading on U.S. exchanges.

      • Each partnership trades on exchanges located outside the U.S. Trading on U.S. exchanges is subject to CFTC regulation and oversight, including, for example, minimum capital requirements for commodity brokers, regulation of trading practices on the exchanges, prohibitions against trading ahead of customer orders, prohibitions against filling orders off exchanges, prescribed risk disclosure statements, testing and licensing of industry sales personnel and other industry professionals, and recordkeeping requirements. Trading on foreign exchanges is not regulated by the CFTC or any other U.S. governmental agency or instrumentality and may be subject to regulations that are different from those to which U.S. exchange trading is subject, provide less protection to investors than trading on U.S. exchanges and may be less vigorously enforced than regulations in the U.S.

      • Positions on foreign exchanges also are subject to the risk of exchange controls, expropriation, excessive taxation or government disruptions.

      • A partnership could incur losses when determining the value of its foreign positions in U.S. dollars because of fluctuations in exchange rates.

      Each partnership must deposit margin with respect to the partnership’s futures and options contracts on both U.S. exchanges and on foreign exchanges and must deposit margin with respect to its foreign currency forward contracts to assure the partnership’s performance on those contracts. Set forth below for each partnership is the average percentage of month-end margin requirements for the period October 2004 through September 2005 that relate to futures and options contracts on foreign exchanges as compared to the partnership’s total average month-end margin requirements. This information will provide you with a sense of the magnitude of each partnership’s trading on foreign exchanges, and, therefore, the relevance of the risks described in the prior paragraph to each partnership. You should be aware, however, that the percentage of each partnership’s margin requirements that relate to positions on foreign exchanges varies from month to month and can be significantly higher or lower than the percentages set forth below.

%
Charter Graham	51.5
Charter Millburn	43.0
Charter MSFCM	45.5
Charter Campbell	34.6

      The unregulated nature of the forward markets creates counterparty risks that do not exist in futures trading on exchanges. Unlike futures contracts, forwards contracts are entered into between private parties off an exchange and are not regulated by the CFTC or by any other U.S. government agency. Because forwards contracts are not traded on an exchange, the performance of those contracts is not guaranteed by an exchange or its clearinghouse and the partnership is at risk to the ability of the counterparty to the trade to perform on the forwards contracts. Because trading in the forwards markets is not regulated, there are no specific standards or regulatory supervision of trade pricing and other trading activities that occur in those markets. Because the partnerships trade forwards contracts in foreign currency with Morgan Stanley & Co., they are at risk to the creditworthiness and trading practices of Morgan Stanley & Co. as the counterparty to the trades.

      As the counterparty to all of the partnerships’ foreign currency forwards contracts, Morgan Stanley & Co. requires the partnerships to make margin deposits to assure the partnerships’ performance on those contracts. Set forth below for each partnership is the average percentage of month-end margin requirements for the period October 2004 through September 2005 that relate to forwards contracts as compared to the partnership’s total average month-end margin requirements. This information will provide you with a sense of the magnitude of each partnership’s trading in the forwards contracts markets as compared to its trading of futures and options contracts on regulated exchanges, and, therefore, the relevance of the risks described in the prior paragraphs to each partnership. You should be aware that the percentage of each partnership’s margin requirements that relate to forwards contracts varies from month to month and can be significantly higher or lower than the percentages set forth below.

%
Charter Graham	15.7
Charter Millburn	32.3
Charter MSFCM	27.7
Charter Campbell	48.9

DESCRIPTION OF CHARGES

      The following updates the table relating to the Amount of Compensation for the commodity brokers under the sub-caption “—Charges to Each Partnership” on page 20.

      Effective July 1, 2005, the monthly brokerage fee payable to Morgan Stanley DW was reduced from 1/12 of 6.25% (a 6.25% annual rate) of the partnership’s net assets to 1/12 of 6.00% (a 6.00% annual rate) of the partnership’s net assets.

      The following updates the information relating to Brokerage Fees under the sub-caption “—Commodity Brokers—Brokerage Fees” beginning on page 21.

      Effective July 1, 2005, pursuant to the customer agreements with the commodity brokers, the partnerships pay a monthly flat-rate brokerage fee based on their net assets as of the first day of each month, at the rate of 1/12 of 6.00% (a 6.00% annual rate), irrespective of the number of trades executed on a partnership’s behalf.

THE CHARTER SERIES

      The following updates and replaces the table under the sub-caption “— General” on page 26.

      Following is a summary of information relating to the sale of units of each partnership through September 30, 2005:

	Charter Graham	Charter Millburn	Charter MSFCM*	Charter Campbell
Units sold	30,471,281.350	10,771,134.797	19,957,272.856	34,442,428.581
Units available for sale	19,528,718.650	10,228,865.203	16,963,589.544	20,557,571.419
Total proceeds received	$566,453,947	$112,109,799	$339,696,259	$389,290,209
General partner contributions	$4,831,000	$710,000	$2,722,486	$3,500,000
Number of limited partners	15,855	3,244	11,079	11,886
Net asset value per unit	$18.88	$10.24	$15.92	$12.34

      *The number of units sold has been adjusted to reflect a 100-for-1 unit conversion that took place on December 1, 2000, when Charter MSFCM became part of the Charter Series of partnerships.

      The following updates, through September 30, 2005, and replaces the performance capsules beginning on page 31, with the exception of Capsule IV-A, Pro Forma Performance of Charter Campbell. The footnotes beginning on page 33 are an integral part of the performance capsules.

Capsule I

Performance of Charter Graham

Type of pool: publicly-offered fund
Inception of trading: March 1999
Aggregate subscriptions: $571,284,947
Current capitalization: $442,636,900
Current net asset value per unit: $18.88
Worst monthly % drawdown past five years: (13.72)% (November 2001)
Worst monthly % drawdown: (13.72)% (November 2001)
Worst month-end peak-to-valley drawdown past five years: (27.20)% (14 months, February 2004-April 2005)
Worst month-end peak-to-valley drawdown: (27.20)% (14 months, February 2004-April 2005)
Cumulative return since inception: 88.80%

	Monthly Performance
Month	2005	2004	2003	2002	2001	2000	1999
	%	%	%	%	%	%	%
January	(9.70)	1.14	8.39	1.60	(1.99)	2.53
February	(1.60)	8.13	8.62	(3.22)	3.41	(2.37)
March	(1.93)	(0.67)	(9.65)	(3.18)	8.41	0.29	(8.00)
April	(9.79)	(10.18)	0.50	(8.09)	(10.66)	(4.94)	4.24
May	1.38	(3.98)	9.19	5.31	0.81	(3.97)	(5.94)
June	5.04	(4.88)	(7.14)	13.87	(0.64)	(5.51)	6.65
July	(2.16)	(5.28)	(1.86)	15.92	(3.57)	(1.80)	(2.60)
August	0.28	(0.22)	2.45	6.87	6.05	7.09	4.70
September	3.74	2.50	(11.15)	7.09	14.82	(1.60)	1.22
October		6.56	10.03	(7.25)	9.18	2.93	(6.04)
November		5.71	2.24	(3.32)	(13.72)	16.54	1.82
December		4.14	6.63	9.60	0.88	13.47	8.32
Compound Annual/ Period Rate of Return	(14.80)	1.28	16.14	36.82	9.72	21.96	2.90
	(9 months)						(10 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Capsule II

Performance of Charter Millburn

Type of pool: publicly-offered fund
Inception of trading: March 1999
Aggregate subscriptions: $112,819,799
Current capitalization: $48,801,045
Current net asset value per unit: $10.24
Worst monthly % drawdown past five years: (11.09)% (April 2004)
Worst monthly % drawdown: (12.69)% (October 1999)
Worst month-end peak-to-valley drawdown past five years: (29.70)% (18 months, February 2003-August 2004)
Worst month-end peak-to-valley drawdown: (29.70)% 18 months, February 2003-August 2004)
Cumulative return since inception: 2.40%

	Monthly Performance
Month	2005	2004	2003	2002	2001	2000	1999
	%	%	%	%	%	%	%
January	(4.47)	1.26	4.65	1.30	0.58	2.16
February	0.00	3.64	6.75	(4.49)	(2.29)	(1.79)
March	(3.78)	(1.80)	(11.05)	0.67	9.69	(5.26)	(0.50)
April	(5.07)	(11.09)	0.18	(4.56)	(6.69)	0.68	5.03
May	1.31	(2.16)	11.59	4.31	1.63	(2.25)	(3.54)
June	4.09	(4.72)	(5.23)	14.97	(3.01)	(4.72)	5.16
July	(0.31)	(5.27)	1.44	7.19	(6.21)	(1.45)	(3.77)
August	1.24	(2.34)	1.68	1.36	2.69	3.07	0.98
September	4.81	1.03	(0.58)	6.80	(3.42)	(2.26)	0.19
October		6.88	(8.95)	(9.38)	4.69	4.02	(12.69)
November		9.81	(2.82)	(4.90)	(10.16)	4.45	1.44
December		1.06	4.03	8.65	2.33	16.59	1.53
Compound Annual/ Period Rate of Return	(2.66)	(5.31)	(0.63)	21.13	(11.25)	12.07	(7.20)
	(9 months)						(10 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Capsule III

Performance of Charter MSFCM

Type of pool: publicly-offered fund
Inception of trading: March 1994
Aggregate subscriptions: $342,418,745
Current capitalization: $160,485,114
Current net asset value per unit: $15.92
Worst monthly % drawdown past five years: (12.78)% (June 2003)
Worst monthly % drawdown: (12.87)% (January 1995)
Worst month-end peak-to-valley drawdown past five years: (45.45)% (26 months, February 2003-April 2005)
Worst month-end peak-to-valley drawdown: (45.45)% (26 months, February 2003-April 2005)
Cumulative return since inception: 59.20%

	Monthly Performance
Month	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	%	%	%	%	%	%	%	%	%	%	%	%
January	(7.72)	(0.14)	12.73	1.65	(4.29)	(0.68)	(5.38)	(1.65)	10.03	2.85	(12.87)
February	(4.71)	7.10	11.70	(2.27)	0.42	(0.66)	1.34	(2.21)	6.10	(11.64)	11.47
March	(3.95)	(5.01)	(9.78)	(0.06)	7.07	4.72	(3.27)	(0.69)	(8.05)	0.89	28.77	2.28
April	(9.20)	(9.98)	2.98	1.07	(7.72)	2.15	2.78	(5.90)	(5.89)	3.90	4.41	(2.36)
May	8.40	(3.69)	3.48	6.71	5.96	2.34	(4.36)	6.70	0.36	(4.67)	1.21	2.58
June	1.91	(8.16)	(12.78)	11.37	(2.10)	(4.32)	0.54	(0.81)	0.42	(1.55)	(2.60)	2.15
July	(5.49)	(4.89)	1.91	3.77	(0.93)	(7.75)	(0.47)	(4.53)	15.17	5.97	0.48	(4.57)
August	2.30	4.33	(4.64)	3.39	4.68	3.32	5.00	15.33	(3.21)	(2.48)	3.58	(5.22)
September	(0.62)	0.54	(5.27)	3.19	(1.29)	(1.33)	0.14	1.62	4.51	4.88	(4.93)	(1.44)
October		7.95	(5.84)	(8.59)	7.54	1.29	(9.69)	1.57	(4.59)	8.88	(1.79)	4.96
November		4.32	(0.30)	0.64	(7.80)	4.31	2.39	(5.12)	6.81	7.53	(4.17)	1.72
December		3.88	3.96	6.28	(3.31)	20.52	2.35	2.44	4.43	(8.37)	1.68	(6.95)
Compound Annual/Period Rate of Return	(18.61)	(5.60)	(5.13)	29.08	(3.31)	23.77	(9.21)	5.07	26.22	3.97	21.88	(7.32)
	(9 months)											(10 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Capsule IV

Performance of Charter Campbell

Type of pool: publicly-offered fund
Inception of trading: October 1, 2002
Aggregate subscriptions: $392,790,209
Current capitalization: $358,485,750
Current net asset value per unit: $12.34
Worst monthly % drawdown: (6.99)% (April 2004)
Worst month-end peak-to-valley drawdown: (14.69)% (6 months, March 2004-September 2004)
Cumulative return since inception: 23.40%

	Monthly Performance
Month	2005	2004	2003	2002
	%	%	%	%
January	(2.33)	2.69	7.52
February	(1.33)	10.58	7.38
March	(0.09)	0.63	(6.06)
April	0.18	(6.99)	2.98
May	4.74	(0.84)	2.34
June	6.50	(3.58)	(1.46)
July	1.04	(1.06)	(5.19)
August	(5.64)	(1.34)	2.15
September	3.87	(1.72)	(1.34)
October		2.30	2.23	(5.60)
November		3.87	0.85	(1.91)
December		0.35	4.80	3.46
Compound Annual/ Period Rate of Return	6.56	3.95	16.28	(4.20)
	(9 months)			(3 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

SELECTED FINANCIAL DATA
AND SELECTED QUARTERLY FINANCIAL DATA

      The following updates and replaces the information contained on pages 35-38.

Charter Graham

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
Total Trading Results including interest	(44,946,168)	(28,331,323)	46,935,381	47,428,993	34,435,014	8,379,420	8,225,638
Net Income (Loss)	(71,745,615)	(54,323,235)	12,451,485	27,245,238	24,627,018	3,258,760	5,323,879
Net Income (Loss) Per Unit (Limited & General Partners)	(3.28)	(2.99)	0.28	3.04	5.07	1.22	2.26
Total Assets	457,278,781	381,601,323	485,512,885	275,757,181	117,617,443	48,611,167	30,380,410
Total Limited Partners’ Capital	437,791,742	372,219,332	471,290,914	267,851,230	115,164,948	47,429,838	28,446,182
Net Asset Value Per Unit	18.88	18.89	22.16	21.88	18.84	13.77	12.55

Selected Quarterly Financial Data
(Unaudited)

Quarter ended	Total Trading Results including interest	Net income (loss)	Net income (loss) per unit of limited partnership interest
	$	$	$
2005
March 31	(52,603,882)	(62,021,261)	(2.85)
June 30	(8,757,172)	(17,527,725)	(0.76)
September 30	16,414,886	7,803,371	0.33

Total	(44,946,168)	(71,745,615)	(3.28)

2004
March 31	35,933,690	24,605,992	1.89
June 30	(60,864,949)	(68,217,183)	(4.27)
September 30	(3,400,064)	(10,712,044)	(0.61)
December 31	75,266,704	66,774,720	3.27

Total	46,935,381	12,451,485	0.28

2003
March 31	13,703,187	6,055,004	1.20
June 30	6,009,634	2,287,809	0.38
September 30	(18,042,659)	(22,248,748)	(2.18)
December 31	45,758,831	41,151,173	3.64

Total	47,428,993	27,245,238	3.04

Charter Millburn

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
Total Trading Results including interest	1,280,419	(10,039,183)	562,037	3,968,233	9,999,630	(844,206)	5,531,141
Net Income (Loss)	(2,039,833)	(13,922,241)	(4,460,040)	(1,288,513)	6,853,873	(3,631,650)	3,345,779
Net Income (Loss) Per Unit (Limited & General Partners)	(0.28)	(2.24)	(0.59)	(0.07)	1.95	(1.17)	1.12
Total Assets	53,313,313	52,867,845	62,694,837	66,898,633	44,834,563	30,701,006	30,595,019
Total Limited Partners’ Capital	48,113,201	50,426,305	59,881,786	64,188,800	43,800,015	29,883,431	29,457,979
Net Asset Value Per Unit	10.24	8.87	10.52	11.11	11.18	9.23	10.40

Selected Quarterly Financial Data
(Unaudited)

Quarter ended	Total Trading Results including interest	Net income (loss)	Net income (loss) per unit of limited partnership interest
	$	$	$
2005
March 31	(3,674,869)	(4,888,798)	(0.85)
June 30	1,088,703	(2,003)	0.01
September 30	3,866,585	2,850,968	0.56

Total	1,280,419	(2,039,833)	(0.28)

2004
March 31	3,417,767	1,998,517	0.34
June 30	(10,848,459)	(12,204,309)	(1.96)
September 30	(2,608,491)	(3,716,449)	(0.62)
December 31	10,601,220	9,462,201	1.65

Total	562,037	(4,460,040)	(0.59)

2003
March 31	952,464	(583,488)	(0.07)
June 30	3,991,601	2,844,205	0.66
September 30	2,758,765	1,471,851	0.30
December 31	(3,734,597)	(5,021,081)	(0.96)

Total	3,968,233	(1,288,513)	(0.07)

Charter MSFCM

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
Total Trading Results including interest	(30,686,207)	(30,255,789)	6,167,974	(2,598,316)	21,980,820	2,265,316	10,529,366
Net Income (Loss)	(42,308,446)	(42,026,149)	(9,789,014)	(16,322,078)	14,407,426	(1,430,187)	7,369,945
Net Income (Loss) Per Unit (Limited & General Partners)	(3.64)	(4.00)	(1.16)	(1.12)	4.92	(0.58)	3.36	*
Total Assets	167,917,098	191,414,487	231,910,440	177,409,349	85,210,614	43,514,194	38,755,372
Total Limited Partners’ Capital	158,497,970	185,756,278	223,240,153	171,628,106	83,443,360	41,832,302	36,795,254
Net Asset Value Per Unit	15.92	16.72	19.56	20.72	21.84	16.92	17.50	*

* The Partnership became one of the Charter Series of funds on December 1, 2000 and each outstanding Unit on that date was converted to 100 Units of the Partnership. Per Unit amounts prior to the conversion have been restated to reflect this 100 for 1 split.

Selected Quarterly Financial Data
(Unaudited)

Quarter ended	Total Trading Results including interest	Net income (loss)	Net income (loss) per unit of limited partnership interest
	$	$	$
2005
March 31	(30,985,912)	(35,382,051)	(3.04)
June 30	3,903,462	127,655	0.05
September 30	(3,603,757)	(7,054,050)	(0.65)

Total	(30,686,207)	(42,308,446)	(3.64)

2004
March 31	6,385,669	2,496,608	0.33
June 30	(40,020,650)	(44,163,397)	(4.29)
September 30	3,379,192	(359,360)	(0.04)
December 31	36,423,763	32,237,135	2.84

Total	6,167,974	(9,789,014)	(1.16)

2003
March 31	14,806,178	10,540,655	2.97
June 30	(7,719,837)	(10,693,260)	(1.75)
September 30	(9,647,940)	(12,870,354)	(1.83)
December 31	(36,717)	(3,299,119)	(0.51)

Total	(2,598,316)	(16,322,078)	(1.12)

Charter Campbell

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	For the Period from October 1, 2002 (commencement of operations) to December 31, 2002
	$	$	$	$	$
	(Unaudited)	(Unaudited)
Total Trading Results including interest	42,789,929	3,684,768	24,521,854	13,377,361	107,809
Net Income (Loss)	22,163,442	(12,385,794)	3,033,128	7,350,048	(175,436)
Net Income (Loss) Per Unit (Limited & General Partners)	0.76	(0.28)	0.44	1.56	(0.42)
Total Assets	370,393,621	229,873,180	280,775,155	112,887,667	19,743,654
Total Limited Partners’ Capital	354,639,084	224,474,592	272,588,976	110,098,161	19,384,720
Net Asset Value Per Unit	12.34	10.86	11.58	11.14	9.58

Selected Quarterly Financial Data
(Unaudited)

Quarter ended	Total Trading Results including interest	Net Income (loss)	Net income (loss) per unit of limited partnership interest
	$	$	$
2005
March 31	(4,093,628)	(10,337,040)	(0.43)
June 30	42,711,425	35,851,381	1.31
September 30	4,172,132	(3,350,899)	(0.12)

Total	42,789,929	22,163,442	0.76

2004
March 31	24,514,628	17,343,278	1.59
June 30	(16,865,882)	(21,004,169)	(1.41)
September 30	(3,963,978)	(8,724,903)	(0.46)
December 31	20,837,086	15,418,922	0.72

Total	24,521,854	3,033,128	0.44

2003
March 31	2,545,855	1,269,308	0.81
June 30	2,760,196	1,596,059	0.40
September 30	(1,267,036)	(2,835,540)	(0.48)
December 31	9,338,346	7,320,221	0.83

Total	13,377,361	7,350,048	1.56

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

      The following updates, for the nine months ended September 30, 2005 and 2004, and supplements the information for each partnership under the sub-caption “— Results of Operations” on pages 39-48.

Charter Graham

For the Nine Months Ended September 30, 2005.

      For the nine months ended September 30, 2005, Charter Graham posted a decrease in net asset value per unit. The most significant trading losses of approximately 7.4% were recorded in the currency markets from positions in the euro relative to the Japanese yen, the U.S. dollar, and the British pound. During January, long positions in the euro versus most of its rivals incurred losses as the value of the euro reversed sharply lower in what many analysts described as a “corrective” move after its strong upward trend during the fourth quarter of 2004. This decline in the value of the euro was attributed to weak economic data out of the European Union. Further losses were recorded during January from positions in the euro against the Japanese yen and British pound as the value of the euro moved erratically against these currencies. Additional losses were incurred during August from short positions in the euro versus the U.S. dollar, British pound, and Japanese yen as the value of the euro advanced against its major rivals in response to strong signals of euro-zone economic improvement and enthusiasm for a positive reading of an index of business confidence in Germany, which had previously risen for two consecutive months. Elsewhere in the currency markets, losses resulted from positions in the South African rand, New Zealand dollar, and Australian dollar relative to the U.S. dollar primarily during January, as the value of the U.S. dollar moved erratically amid speculation that U.S. interest rates were likely to continue to rise on fears that the revaluation of the Chinese yuan was farther away than expected. Additional losses of approximately 6.7% were incurred in the global interest rate futures markets during February from long positions in long-term U.S. and European interest rate futures as prices declined in response to strong global economic data and congressional testimony by U.S. Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes. In April, further losses were recorded from short positions in U.S. interest rate futures as prices reversed higher in a “flight-to-quality” amid weakness in the equity markets due to concerns for the sustainability of a healthy global economy. Finally, losses were experienced throughout the third quarter from both long and short positions in the U.S. and European fixed-income futures as prices moved without consistent direction amid conflicting economic data, uncertainty regarding the future interest rate policy of the U.S. and the European Union, and volatility in energy prices. Additional losses of approximately 1.4% were incurred in the agricultural complex primarily during April from long futures positions in wheat as prices fell in response to favorable weather in growing regions, improved crop conditions, and reduced foreign demand. Elsewhere in the agricultural complex, losses were incurred from long positions in cotton futures during May as prices declined on news of weak demand in China and technically-based selling. Smaller losses were experienced from positions in soybean meal futures as prices moved in a trendless pattern through a majority of the year. Within the metals markets, losses of approximately 0.9% were recorded during January and April from long positions in aluminum futures as prices weakened on renewed strength in the U.S. dollar, lower equity prices, and news of a drop in Chinese demand. Then in July, additional losses were incurred from short positions in aluminum as prices reversed higher. Further losses in the metals markets were experienced during April and June from both long and short positions in gold futures amid significant volatility in market prices. A portion of these losses for the first nine months of the year was offset by gains of approximately 3.6% recorded in the global stock index futures markets during February from long positions in European and Japanese equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected unemployment data out of the U.S. Equity prices in Japan were also pressured higher when positive economic data painted a brighter picture of the Far East Region’s economy. In June, further gains were recorded from long positions in European equity index futures as prices rallied on the perception that weakness in the euro could stimulate the European economy by making exports more attractive to foreign buyers. Prices were also bolstered by strong economic data out of the U.S. and news of a trade deal between the European Union and China that would avoid tariffs and manage the growth of Chinese textile imports to Europe through the end of 2008. Finally, gains were recorded during July and September from long positions in Japanese and European equity index futures. During July, long positions benefited as prices increased on positive economic data out of the U.S. and Japan. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan. Finally, strong corporate earnings out of the European Union and the U.S. resulted in optimistic investor sentiment and pushed prices higher. Then in September, long positions in Japanese stock index futures experienced gains as prices moved sharply higher on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch as demonstrated by rising production, improving business sentiment and a sustained upturn in consumer spending. Additional sector gains resulted from long positions in European stock index futures as oil prices declined and investors embraced signs that the global economy could move forward despite Hurricane Katrina’s devastation of the U.S. Gulf Coast. Additional gains of approximately 0.7% were recorded in the energy markets, primarily during August from long positions in natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities. Smaller gains resulted from long futures positions in unleaded gasoline as prices also moved higher during August.

      Charter Graham recorded total trading results including interest income totaling $(44,946,168) and expenses totaling $26,799,447, resulting in a net loss of $71,745,615 for the nine months ended September 30, 2005. The partnership’s net asset value per unit decreased from $22.16 at December 31, 2004 to $18.88 at September 30, 2005.

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Graham posted a decrease in net asset value per unit. The most significant trading losses of approximately 8.3% were experienced in the currency markets from positions in the Japanese yen versus the U.S. dollar and the euro, primarily in the first and second quarters. Losses were incurred from both long and short positions in the Japanese yen as the value of the yen experienced short-term price volatility due to conflicting economic data regarding a Japanese economic recovery, uncertainty regarding currency market intervention by the Bank of Japan, geopolitical concerns stemming from terror warnings and instability in Iraq, and speculation regarding the direction of U.S. and Japanese interest rates. Elsewhere in the currency markets, losses were incurred from positions in the euro, South African rand, and British pound relative to the U.S. dollar as these currencies moved without consistent direction throughout a majority of the year. In the third quarter, however, volatility in the Australian dollar was responsible for losses in the euro/Australian dollar crossrate position as the value of the Australian dollar experienced significant “whipsawing” due to volatility in gold prices, geopolitical concerns regarding terror warnings in the Pacific Rim, and the decision by the Reserve Bank of Australia to raise interest rates. Finally, losses were incurred, primarily during July, from long positions in the Swiss franc against the U.S. dollar as the value of the franc reversed lower. Additional losses of approximately 5.6% were generated in the global stock index futures markets, during March, May, July, August, and September, from positions in European and U.S. equity index futures as prices moved without consistent direction due to conflicting economic data, volatility in energy prices, and significant geopolitical concerns. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 4.6% in the energy markets. During February, April, May, July, and September, long positions in crude oil profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 1.8% were experienced in the agricultural markets during January, March, and June from long positions in corn futures as prices increased on news of strong demand from Asia. Further gains were experienced during July and August from short positions in corn futures as prices weakened due to ideal weather conditions in the growing regions of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weaker export demand. Elsewhere in the agricultural complex, gains were recorded from short positions in cotton futures, primarily during March, April, June, and July, as prices trended lower amid rising supplies and news of a consistent decline in demand from China. Smaller gains of approximately 1.1% were generated in the metals markets, primarily during the first quarter, from long futures positions in copper and aluminum as industrial metals prices trended higher in response to greater demand from Asia driven by a declining U.S. dollar.

      Charter Graham recorded total trading results including interest income totaling $(28,331,323) and expenses totaling $25,991,912, resulting in a net loss of $54,323,235 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $21.88 at December 31, 2003 to $18.89 at September 30, 2004.

Charter Millburn

For the Nine Months Ended September 30, 2005.

      For the nine months ended September 30, 2005, Charter Millburn posted a decrease in net asset value per unit. The most significant trading gains of approximately 7.7% were recorded in the global stock index futures markets during February from long positions in Pacific Rim and European equity index futures as equity prices moved higher early in the month amid the elections in Iraq and lower-than-expected unemployment data out of the U.S. Pacific Rim equity index futures prices were also pushed higher when positive economic data painted a brighter picture of the Far East Region’s economy. Further gains were recorded from long positions in European and South African equity index futures during May and June as prices finished higher amid weakness in the euro and the South African rand. During July and September, gains resulted from long positions in Pacific Rim, European, and South African equity index futures. In July, long positions in Pacific Rim and European stock index futures benefited as prices increased on positive economic data out of the U.S. and Japan. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan. Finally, strong corporate earnings out of the European Union and the U.S. resulted in optimistic investor sentiment and pushed prices higher. During September, long positions in Japanese stock index futures experienced gains as prices moved sharply higher on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch. Additional sector gains resulted from long positions in European stock index futures as equity prices rose amid declining oil prices and as investors embraced signs that the global economy could move forward despite Hurricane Katrina’s devastation of the U.S. Gulf Coast. Elsewhere in the global stock index futures markets, gains were experienced during July and September from long positions in South African equity index futures as prices moved higher on continued strength in gold prices and optimism that the business climate in South Africa would continue to improve. Within the energy markets, gains of approximately 3.7% were recorded during February and March from long futures positions in crude oil and its related products as prices trended higher amid news of increased demand from China, fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and predictions from analysts at Goldman Sachs that oil prices could reach $105 a barrel. Then in June, gains were recorded from long positions in energy futures as prices moved higher amid concerns that production facilities in the Gulf of Mexico would be affected by a newly formed tropical storm and news of weak supply. During July, gains were recorded from long positions in crude oil and unleaded gasoline as prices surged during the first week of the month on possible supply disruptions from Hurricane Dennis. Prices continued to move higher towards the end of the month after news of several refinery fires in Texas and Louisiana, declining U.S. inventories, and passage by the U.S. Congress of President Bush’s energy bill. Then in August, further gains were recorded from long positions in crude oil and its related products, and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch record highs amid concerns for heavily damaged, or even possibly destroyed, refineries and production facilities. Within the global interest rate futures markets, gains of approximately 2.2% were experienced during January and March from long positions in European bond futures as prices trended higher amid a steady stream of weak economic data from the major countries of the European Union. Then in May, further gains were recorded from long positions in European interest rate futures as prices increased early in the month as investors sought the safe-haven of fixed-income investments due to speculation that certain hedge funds may have experienced significant losses. Prices then continued to strengthen after European Central Bank representatives publicly rejected calls for increases in European interest rates and after French voters rejected the European Union constitution. During June, additional gains were recorded from long positions in European interest rate futures as prices trended higher throughout the month due to European Central Bank officials’ decision to keep key interest rates unchanged. A portion of the Partnership’s overall gains for the first nine months of the year was offset by losses of approximately 4.7% in the currency markets, primarily during January, from short U.S. dollar positions relative to the euro, South African rand, Japanese yen, Swiss franc, Czech koruna, and Swedish krona as the value of the U.S. dollar reversed sharply higher in what many analysts described as a “corrective” move after its decline during the fourth quarter of 2004. This increase in the value of the U.S. dollar was attributed to data released by the U.S. Treasury Department which showed that November’s investment inflows to the U.S. were ample to cover that month’s record trade deficit. Speculation that U.S. interest rates were likely to continue to rise, and fears that the re-evaluation of the Chinese yuan was farther away than expected, also boosted the U.S. dollar. Further losses in the currency markets were incurred during March from long positions in the Polish zloty versus the U.S. dollar as the value of the Polish currency moved lower amid weak economic data out of that country. Additional losses were experienced from long positions in the South African rand, Singapore dollar, and the euro relative to the U.S. dollar as the value of the U.S. dollar reversed sharply higher leading up to and after the U.S. Federal Reserve’s announcement of a quarter-point increase in the federal funds’ rate. During May, long positions in the euro against the U.S. dollar resulted in losses as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, weak economic data and geopolitical uncertainty due to French voters rejecting the European Union constitution resulted in the value of the euro weakening further. Additional losses of approximately 4.4% were recorded in the agricultural markets during the first and second quarter from positions in the soybean complex, wheat, corn, and cotton as prices moved without consistent direction amid conflicting news regarding supply and demand. Long futures positions in corn resulted in additional losses during July and August when prices declined after heavy rainfall in the U.S. growing regions and forecasts for increases in supply increases. Smaller losses during the third quarter were incurred from futures positions in the soybean complex and cotton as a result of “whipsawing” in market prices. In the metals markets, losses of approximately 1.0% were recorded during April and July from long futures positions in aluminum, lead, and zinc as prices declined due to fears of decreased demand from China and strength in the U.S. dollar. Elsewhere in the metals markets, losses were recorded during June from long positions in silver as prices finished lower.

      Charter Millburn recorded total trading results including interest income totaling $1,280,419 and expenses totaling $3,320,252, resulting in a net loss of $2,039,833 for the nine months ended September 30, 2005. The partnership’s net asset value per unit decreased from $10.52 at December 31, 2004 to $10.24 at September 30, 2005.

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Millburn posted a decrease in net asset value per unit. The most significant trading losses of approximately 16.5% were experienced in the currency markets from positions in the Japanese yen versus the U.S. dollar. These losses were experienced throughout the year from both long and short positions in the yen relative to the U.S. dollar and the euro as the value of the yen experienced significant short-term price volatility due to conflicting economic data regarding a Japanese economic recovery, uncertainty regarding a currency market intervention by the Bank of Japan, geopolitical concerns stemming from terror warnings and instability in Iraq, and speculation regarding the direction of U.S. and Japanese interest rates. Losses were also recorded from positions in the Singapore dollar against the U.S. dollar, primarily during the first and second quarters, as the value of the Singapore dollar experienced significant “whipsawing” in tandem with the Japanese yen. Elsewhere in the currency markets, losses were experienced in the Korean won against the U.S. dollar as the value of the won also moved without consistent direction throughout the first and second quarters. Smaller losses were recorded from positions in the euro and Czech koruna versus the U.S. dollar, primarily during the first quarter, as well as in July and August, as the value of these currencies also moved in a trendless pattern due to conflicting economic data and volatility in oil prices. Within the global stock index markets, losses of approximately 3.6% were incurred during April, May, and July from long positions in European equity index futures as prices drifted lower amid the continuing difficulties in Iraq, fears of global terrorism, and concerns of higher interest rates. Additional losses were recorded during April and July from long positions in U.S. equity index futures as prices declined for the aforementioned reasons. Smaller losses of approximately 0.9% were experienced in the metals markets, primarily during April, from long futures positions in gold as precious metals prices weakened due to the strength in the U.S. dollar. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 3.5% in the energy markets. During February, April, May, July, and September, long positions in unleaded gasoline, gas oil, and crude oil futures profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 0.7% were generated in the agricultural markets during March from long positions in corn futures as prices increased on news of strong demand from Asia. Further gains were experienced during July and August from short positions in corn futures as prices weakened due to ideal weather conditions in the growing regions of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weaker export demand. Smaller gains of approximately 0.3% were recorded in the global interest rate futures markets, primarily during February and March, from long positions in U.S. interest rate futures as prices trended higher on speculation about U.S. interest rate policy, uncertainty in global equity markets, and safe-haven buying following a major terrorist attack in Madrid.

      Charter Millburn recorded total trading results including interest income totaling $(10,039,183) and expenses totaling $3,883,058, resulting in a net loss of $13,922,241 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $11.11 at December 31, 2003 to $8.87 at September 30, 2004.

Charter MSFCM

For the Nine Months Ended September 30, 2005.

      For the nine months ended September 30, 2005, Charter MSFCM posted a decrease in net asset value per unit. The most significant trading losses of approximately 21.1% were recorded in the currency markets from positions in the euro relative to the British pound and the U.S. dollar. During January, long positions in the euro versus the British pound and the U.S. dollar incurred losses as the value of the euro reversed sharply lower in what many analysts described as a “corrective” move after its strong upward trend during the fourth quarter of 2004. This decline in the value of the euro was attributed to weak economic data out of the European Union and a rebound in the value of its main rival, the U.S. dollar. Additional losses were recorded during February and March from both long and short positions in the euro against these currencies as the value of the euro moved without consistent direction amid conflicting economic data out of Germany, the European Union’s largest economy. Elsewhere in the currency markets, losses resulted from positions in the Singapore dollar, Swedish krona, South African rand, and Swiss franc relative to the U.S. dollar, primarily during February and March, as the value of the U.S. dollar moved in a trendless range amid speculation that China would revalue its currency, negative comments by the U.S. Federal Reserve Chairman Alan Greenspan about the considerable U.S. Current-Account deficit and the U.S. Federal Reserve’s announcement of a quarter-point increase in the federal funds rate. During August, further losses were incurred in currencies from long U.S. dollar positions against the euro, Swedish krona, and the Swiss franc as the value of the U.S. dollar declined amid higher crude oil prices, lower durable goods orders data, the U.S. trade imbalance, and economic warnings from the U.S. Federal Reserve Chairman Alan Greenspan. Smaller losses in August were experienced from long positions in the euro versus the British pound cross-rate as the value of the pound reversed higher against the euro. Finally, during September, losses were incurred from short U.S. dollar futures positions against the euro, Swiss franc, and Swedish krona as the value of the U.S. dollar increased during the month on expectations that the U.S. Federal Reserve would most likely continue to raise interest rates. Additional losses of approximately 3.2% were recorded in the global interest rate futures markets during March from short European interest rate futures positions as prices reversed higher amid strength in the euro towards the beginning of the month as investors feared that continued strength in the currency could restrict foreign exports. Prices were also pushed higher on the expectations that Europe would continue to maintain a low-interest rate environment, as well as economic concerns stemming from surging energy prices. Further losses were experienced during February from long positions in long-term U.S. interest rate futures as prices declined in response to strong global economic data and congressional testimony by the U.S. Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes. During the third quarter, losses were recorded from both long and short positions in the U.S., Australian, and European fixed-income futures as prices moved without consistent direction amid conflicting economic data, uncertainty regarding the future interest rate policy of the U.S. and the European Union, and volatility in energy prices. Within the metals markets, losses of approximately 1.3% were recorded during April, June, July, and August from both long and short positions in gold and aluminum futures as prices moved in a choppy manner amid conflicting news regarding supply and demand and volatility in the U.S. dollar. A portion of these losses for the first nine months of the year was offset by gains of approximately 8.0% in the global stock index futures markets during May, June, July, and September from long positions in European equity index futures as prices moved higher on strength in the technology sector, strong corporate earnings, and weakness in the euro, as investors expressed confidence that a weaker euro would boost European exports. Elsewhere in the global equity index markets, gains were recorded during September from long positions in Australian stock index futures as prices moved significantly higher on news of the largest ever annual jobs gain, an improvement in that country’s Current-Account deficit, and strong retail sales data. Additional gains of approximately 3.6% were experienced in the energy markets during May from long positions in natural gas futures as prices drifted higher on the heels of higher crude oil prices. During August, further gains resulted from long positions in natural gas as prices climbed higher after Hurricane Katrina struck the U.S. Gulf Coast, resulting in heavily damaged or destroyed production facilities. Additional gains were experienced during September from long positions in natural gas as prices continued to strengthen throughout the month in response to concern for the long-term effects on supplies in the Gulf of Mexico after Hurricane Katrina. Also pushing prices higher was anticipation of strong demand in the coming winter months and fears for the approach of Hurricane Rita and the additional damage it could have caused to output in the Gulf of Mexico.

      Charter MSFCM recorded total trading results including interest income totaling $(30,686,207) and expenses totaling $11,622,239, resulting in a net loss of $42,308,446 for the nine months ended September 30, 2005. The partnership’s net asset value per unit decreased from $19.56 at December 31, 2004 to $15.92 at September 30, 2005.

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter MSFCM posted a decrease in net asset value per unit. The most significant trading losses of approximately 18.8% were recorded in the currency markets from positions in the Japanese yen versus the U.S. dollar. These losses were experienced primarily during the first and second quarters from both long and short positions in the yen relative to the U.S. dollar as the value of the yen experienced significant short-term price volatility. Conflicting economic data regarding a Japanese economic recovery, uncertainty regarding currency market intervention by the Bank of Japan, geopolitical concerns stemming from instability in Iraq, and uncertainty regarding the direction of U.S. and Japanese interest rates contributed to the yen’s trendless movement. Losses were also recorded from positions in the Singapore dollar against the U.S. dollar as the value of the Singapore dollar experienced significant “whipsawing” during the first and second quarters in tandem with the Japanese yen. The price volatility in the Japanese yen also resulted in losses from cross-rate positions in the euro versus the Japanese yen for the aforementioned reasons. In the third quarter, volatility in the euro was responsible for losses in euro/Japanese yen cross-rate positions as the value of the euro moved in a trendless pattern throughout the quarter due to higher energy prices and uncertainty about the direction of the “euro-zone” economy. Additional losses of approximately 2.4% were incurred in the metals markets, primarily during April, from long futures positions in gold as precious metals prices weakened due to the strength in the U.S. dollar. Elsewhere in the metals markets, losses were recorded primarily during September from short positions in nickel futures as base metals prices increased on continued demand from China and reports of lower-than-expected inventories. Smaller losses of approximately 0.7% were recorded in the global stock index futures markets during March and May from long positions in S&P 500 Index futures as equity prices decreased on geopolitical concerns. During July and August, short positions in S&P 500 Index futures resulted in further losses as prices temporarily bounced higher due to better-than-expected U.S. economic data. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 4.8% in the energy markets. During February, May, July, and September, long positions in crude oil profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 3.4% were recorded in the global interest rate futures markets from long positions in European interest rate futures during February, March, August, and September as prices rallied on uncertainty in the global equity markets, disappointing economic data, safe-haven buying amid major geopolitical concerns and a surge in oil prices.

      Charter MSFCM recorded total trading results including interest income totaling $(30,255,789) and expenses totaling $11,770,360, resulting in a net loss of $42,026,149 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $20.72 at December 31, 2003 to $16.72 at September 30, 2004.

Charter Campbell

For the Nine Months Ended September 30, 2005.

      For the nine months ended September 30, 2005, Charter Campbell posted an increase in net asset value per unit. The most significant trading gains of approximately 4.4% were recorded in the energy markets from long positions in crude oil and its related products as prices trended higher during January, February, and March amid news of increased demand from China, fears of terror attacks against production facilities in the Middle East, cold weather in the northeastern U.S., and predictions from analysts at Goldman Sachs that oil prices could reach $105 a barrel. Further gains were recorded during June from long positions in these markets as prices moved higher amid concerns that production facilities in Gulf of Mexico would be affected by a higher tropical storm and news of weak supply. Additional gains in the energy markets were recorded during August from long positions in crude oil and its related products, and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities. Within the global interest rate futures markets, gains of approximately 3.3% were experienced during January from long positions in European bond futures as prices moved higher due to conflicting economic data out of the European Union and uncertainty in the equity markets. Further gains were recorded in March and April from long positions in European interest rate futures as prices strengthened due to weakness in the equity markets. During May, gains were recorded from long positions in European interest rate futures as prices increased early in the month as investors sought the “safe-haven” of fixed-income investments due to speculation that certain hedge funds may have experienced significant losses. Prices then continued to strengthen after European Central Bank representatives publicly rejected calls for increases in European interest rates and French voters rejected the European Union’s constitution. During June, gains were recorded from long positions in European interest rate futures as prices trended higher throughout the month due to European Central Bank officials’ decision to keep key interest rates unchanged and the release of weak economic data. Later in the month, long positions in European interest rate futures experienced gains as prices continued to move higher after the Swedish Central Bank made a sharper cut in interest rates than had been expected. Additional gains of approximately 2.3% were recorded in the currency markets, during March from short positions in the Japanese yen against the U.S. dollar as the value of the yen declined due to investor pessimism regarding the long-term future of the Japanese economy. Additional gains in the currency markets were experienced during May and June from short positions in the euro and Japanese yen relative to the U.S. dollar as the value of the U.S. dollar moved steadily higher after China downplayed rumors of a move toward a flexible exchange rate, the rejection of the European Constitution by French voters, data indicating a slowing in the euro-zone and Japanese economies, and the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve. In July, gains were recorded from long U.S. dollar positions against the Japanese yen as the value of the U.S. dollar continued to move higher on news that the U.S. Current-Account deficit had narrowed. Finally, in September gains were recorded from long U.S. dollar positions relative to the Japanese yen and the euro as the value of the U.S. dollar moved higher amid bolstered expectations that the U.S. Federal Reserve would most likely continue to raise interest rates. In addition, the value of the euro was pulled lower after the release of lower 2005 and 2006 growth estimates for the European economy and news that Germany’s incumbent Chancellor, Gerhard Schroeder, refused to concede defeat to the opposition leader, Angela Merkel, in the days after the election. Within the metals markets, gains of approximately 0.5% were experienced during February, June, July, August, and September from long positions in copper futures as prices trended higher amid consistent strong demand from China. Smaller gains of approximately 0.4% were recorded in the global stock index futures markets during February from long positions in Pacific Rim and European equity index futures as prices moved higher early in the month amid the elections in Iraq and lower-than expected unemployment data out of the U.S. Pacific Rim equity prices were also pushed higher when positive economic data painted a brighter picture of the Far East region’s economy. Additional gains were recorded during July and September from long positions in Japanese and European equity index futures.

      Charter Campbell recorded total trading results including interest income totaling $42,789,929 and expenses totaling $20,626,487, resulting in net income of $22,163,442 for the nine months ended September 30, 2005. The partnership’s net asset value per unit increased from $11.58 at December 31, 2004 to $12.34 at September 30, 2005.

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Campbell posted a decrease in net asset value per unit. The most significant trading losses of approximately 4.0% were incurred in the global stock index markets, primarily during March, from long European stock index futures positions as equity prices dropped on terror attacks in Madrid, worse-than-expected German industrial production, and weak business confidence data. Further losses were recorded during July from long positions in European and U.S. equity index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data, surging energy prices, and government warnings concerning potential terrorist attacks. Later in the month, losses were recorded from newly established short positions as U.S. equity prices reversed higher due to a better-than-expected consumer confidence report and the release of strong earnings in Great Britain, France, and Germany. During September, losses continued from long positions in European equity index futures as rising energy prices, conflicting economic data, and weak corporate earnings data pulled prices lower. Further losses were experienced in September from short positions in Nasdaq 100 Index futures in the first half of the month as prices drifted higher after better-than-expected earnings. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 8.8% generated in the global interest rate markets, primarily during February, March, and August, from long positions in European and U.S. interest rate futures as prices moved higher on speculation about European and U.S. interest rate policy, uncertainty in global equity markets, and safe-haven buying following major geopolitical concerns. Additional gains of approximately 1.9% were recorded in the energy markets, primarily during February, April, and May, from long futures positions in crude oil and its related products as prices trended higher amid fears of potential terrorist attacks against Saudi Arabian oil facilities and disruptions in Iraqi oil production, falling inventory levels, and uncertainty regarding production levels from OPEC. Smaller gains of approximately 1.0% were experienced in the currency markets during January, February, and September from long positions in the New Zealand and Canadian dollar versus the U.S. dollar as the value of these “commodity currencies” strengthened due to higher gold prices and interest rate hikes by the Reserve Bank of New Zealand and the Bank of Canada. Smaller gains were recorded from long positions in the British pound versus the U.S. dollar, primarily during January and February, as the pound increased sharply versus the dollar due to U.S. current-account deficits, concerns for potential terrorist attacks, and looming expectations for a further increase of U.K. interest rates by the Bank of England.

      Charter Campbell recorded total trading results including interest income totaling $3,684,768 and expenses totaling $16,070,562, resulting in a net loss of $12,385,794 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $11.14 at December 31, 2003 to $10.86 at September 30, 2004.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

      The following updates and supplements the information for each partnership under the sub-caption “— Each Partnership’s Value at Risk in Different Market Sectors” on pages 51-53.

      The following tables indicate the VaR associated with each partnership’s open positions, as a percentage of total net assets by primary market risk category as of September 30, 2005 and 2004.

Charter Graham:

      As of September 30, 2005 and 2004, Charter Graham’s total capitalization was approximately $443 million and $376 million, respectively.

	September 30, Value at Risk
Market Category	2005	2004
	%	%
Equity	(2.35)	(0.58)
Currency	(0.98)	(0.81)
Interest Rate	(0.09)	(5.72)
Commodity	(0.61)	(1.10)
Aggregate Value at Risk	(2.83)	(5.80)

Charter Millburn:

      As of September 30, 2005 and 2004, Charter Millburn’s total capitalization was approximately $49 million and $51 million, respectively.

	September 30, Value at Risk
Market Category	2005	2004
	%	%
Equity	(2.54)	(0.21)
Currency	(1.19)	(0.98)
Interest Rate	(1.18)	(2.02)
Commodity	(1.13)	(0.77)
Aggregate Value at Risk	(3.51)	(2.70)

Charter MSFCM:

      As of September 30, 2005 and 2004, Charter MSFCM’s total capitalization was approximately $161 million and $188 million, respectively.

	September 30, Value at Risk
Market Category	2005	2004
	%	%
Equity	(3.21)	—
Interest Rate	(1.43)	(1.94)
Currency	(1.28)	(1.11)
Commodity	(0.66)	(2.73)
Aggregate Value at Risk	(3.41)	(4.38)

Charter Campbell:

      As of September 30, 2005 and 2004, Charter Campbell’s total capitalization was approximately $359 million and $227 million, respectively.

	September 30, Value at Risk
Market Category	2005	2004
	%	%
Currency	(1.89)	(1.29)
Equity	(1.55)	(0.52)
Interest Rate	(0.56)	(2.25)
Commodity	(0.29)	(0.10)
Aggregate Value at Risk	(3.30)	(2.27)

      The VaR for a market category represents the one-day downside risk for the aggregate exposure associated with this market category. The Aggregate Value at Risk listed above for each partnership, represents the VaR of each partnership’s open positions across all the market categories and is less than the sum of the VaRs for all such market categories due to the diversification benefit across asset classes.

      Because the business of each partnership is the speculative trading of futures, forwards, and options, the composition of each partnership’s trading portfolio can change significantly over any given time period, or even within a single trading day, which could positively or negatively materially impact market risk as measured by VaR.

      The tables below supplement the September 30, 2005 VaR set forth above by presenting each partnership’s high, low, and average VaR as a percentage of total net assets for the four quarter-end reporting periods from October 1, 2004 through September 30, 2005.

Charter Graham

Market Category	High	Low	Average
	%	%	%
Equity	(5.24)	(2.35)	(3.90)
Currency	(3.57)	(0.45)	(1.73)
Interest Rate	(5.24)	(0.09)	(2.06)
Commodity	(1.38)	(0.23)	(0.70)
Aggregate Value at Risk	(5.39)	(2.83)	(4.63)

Charter Millburn

Market Category	High	Low	Average
	%	%	%
Equity	(2.54)	(1.86)	(2.20)
Currency	(1.61)	(1.08)	(1.28)
Interest Rate	(2.53)	(0.92)	(1.41)
Commodity	(1.13)	(0.45)	(0.93)
Aggregate Value at Risk	(3.51)	(2.65)	(3.08)

Charter MSFCM

Market Category	High	Low	Average
	%	%	%
Equity	(3.21)	(0.66)	(2.27)
Interest Rate	(1.98)	(0.63)	(1.46)
Currency	(2.36)	(1.25)	(1.56)
Commodity	(4.75)	(0.20)	(1.49)
Aggregate Value at Risk	(7.02)	(1.95)	(3.74)

Charter Campbell

Market Category	High	Low	Average
	%	%	%
Currency	(2.21)	(1.68)	(1.99)
Equity	(2.12)	(1.34)	(1.60)
Interest Rate	(2.86)	(0.56)	(1.45)
Commodity	(1.11)	(0.29)	(0.65)
Aggregate Value at Risk	(3.43)	(2.55)	(3.08)

      The following updates and supplements the information for each partnership under the sub-caption “— Qualitative Disclosures Regarding Primary Trading Risk Exposures” on pages 54-59.

      Charter Graham

      The following were the primary trading risk exposures of Charter Graham at September 30, 2005, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Equity. The largest market exposure of Charter Graham at September 30, 2005 was to the global stock index sector, primarily to equity price risk in the G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. The partnership’s primary market exposures were to the DAX (Germany), CAC 40 (France), NASDAQ 100 (U.S.), S&P 500 (U.S.), Euro Stoxx 50 (Europe), Hang Seng (China), IBEX 35 (Spain), FTSE 100 (United Kingdom), Nikkei 225 (Japan), TOPIX (Japan), Dow Jones (U.S.), and RUSSELL 2000 (U.S.) stock indices. The partnership is exposed to the risk of adverse price trends or static markets in the European, the U.S., Chinese, and Japanese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

      Currency. The second largest market exposure of Charter Graham at September 30, 2005 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a number of currencies, including cross-rates — i.e., positions between two currencies other than the U.S. dollar. At September 30, 2005, the partnership’s major exposures were to the euro, Canadian dollar, Australian dollar, Japanese yen, Swiss franc, and British pound currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Interest Rate. At September 30, 2005, Charter Graham had exposure to the global interest rate sector. Exposure was primarily spread across the European, U.S., Australian, and Japanese interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. However, the partnership also takes futures positions in the government debt of smaller nations — e.g., Australia. The general partner anticipates that the G-7 countries and Australian interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

Commodity.

      Soft Commodities and Agriculturals. At September 30, 2005, the third largest market exposure of Charter Graham was to the markets that comprise these sectors. Most of the exposure was to the sugar, corn, coffee, wheat, and cocoa markets. Supply and demand inequalities, severe weather disruptions, and market expectations affect price movements in these markets.

      Metals. At September 30, 2005, Charter Graham had market exposure in the metals sector. The partnership’s metals exposure was to fluctuations in the price of base metals, such as copper, zinc, nickel, and aluminum. The partnership also had exposure to precious metals, such as gold.

Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes the trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Energy. At September 30, 2005, Charter Graham had market exposure in the energy sector. The partnership’s energy exposure was shared primarily by futures contracts in crude oil and its related products. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

Charter Millburn

      The following were the primary trading risk exposures of Charter Millburn at September 30, 2005, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Equity. The largest market exposure of Charter Millburn at September 30, 2005 was to the global stock index sector, primarily to equity price risk in the G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2005, the partnership’ primary exposures were to the FTSE 100 (United Kingdom), CAC 40 (France), IBEX 35 (Spain), Euro Stoxx 50 (Europe), DAX (Germany), NASDAQ 100 (U.S.), Hang Seng (China), Nikkei 225 (Japan), S&P 500 (U.S.), TOPIX (Japan), All Share (South Africa), SPI 200 (Australia), Russell 2000 (U.S.), Taiwan STX (Taiwan), and Dow Jones (U.S.) stock indices. The partnership is primarily exposed to the risk of adverse price trends or static markets in the European, U.S., Japanese, and Chinese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

      Currency. The second largest market exposure of Charter Millburn at September 30, 2005 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a large number of currencies, including cross-rates — i.e., positions between two currencies other than the U.S. dollar. The partnership’s major exposures were to the euro, Canadian dollar, Japanese yen, Swiss franc, British pound, Australian dollar, Norwegian krone, Polish zloty, and Swedish krona currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Interest Rate. The third largest market exposure of the partnership at September 30, 2005 was to the global interest rate sector. Exposure was primarily spread across the European, U.S., Japanese, Canadian, and Australian interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. However, the Partnership also takes futures positions in the government debt of smaller countries — e.g., Australia. The general partner anticipates that the G-7 countries’ interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

Commodity.

      Energy. At September 30, 2005, the partnership had market exposure in the energy sector. The partnership’s energy exposure was primarily to futures contracts in crude oil and its related products, and natural gas. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in price resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

      Metals. At September 30, 2005, the partnership had market exposure in the metals sector. The partnership’s metals exposure was to fluctuations in the price of base metals, such as lead, copper, zinc, nickel, tin, and aluminum and precious metals, such as gold, silver, and platinum. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes the trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Soft Commodities and Agriculturals. At September 30, 2005, the partnership had market exposure to the markets that comprise these sectors. Most of the exposure was to the sugar, wheat, corn, cotton, coffee, cocoa, soybeans, soybean meal, soybean oil, live cattle, and lean hogs markets. Supply and demand inequalities, severe weather disruptions, and market expectations affect price movements in these markets.

      Charter MSFCM

      The following were the primary trading risk exposures of Charter MSFCM at September 30, 2005, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Equity. The largest market exposure of Charter MSFCM at September 30, 2005 was to the global stock index sector, primarily to equity price risk in the G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2005 the partnership’s primary exposures were to the CAC 40 (France), DAX (Germany), and Hang Seng (China) stock indices. The partnership is exposed to the risk of adverse price trends or static markets in the U.S., European, and Asian stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

      Interest Rate. The second largest market exposure of Charter MSFCM at September 30, 2005 was to the global interest rate sector. Exposure was primarily spread across the European, Japanese, and U.S. interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. However, the partnership also takes futures positions in the government debt of smaller countries — e.g., Australia. The general partner anticipates that the G-7 countries interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

      Currency. The third largest market exposure of Charter MSFCM at September 30, 2005 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a number of currencies, including cross-rates — i.e., positions between two currencies other than the U.S. dollar. At September 30, 2005, the partnership’s major exposures were to the euro and British pound currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

Commodity.

      Metals. At September 30, 2005, Charter MSFCM had market exposure in the metals sector. The partnership’s metals exposure was to fluctuations in the price of base metals, such as aluminum, nickel, zinc and copper. The partnership also had exposure to precious metals, such as gold. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes the trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Energy. At September 30, 2005, the partnership had market exposure to the energy sector. The Partnership’s energy exposure was primarily to futures contracts in natural gas. Natural gas has exhibited volatility in price resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

      Charter Campbell

      The following were the primary trading risk exposures of Charter Campbell at September 30, 2005, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Currency. The largest market exposure of Charter Campbell at September 30, 2005 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. At September 30, 2005, the partnership’s major exposure was to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Equity. The second largest market exposure of Charter Campbell at September 30, 2005, was to the global stock index sector, primarily to equity price risk in the G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2005, The partnership’s primary exposures were to the S&P 500 (U.S.), DAX (Germany), Nikkei 225 (Japan), Euro Stoxx 50 (Europe), NASDAQ 100 (U.S.), Hang Seng (China), IBEX 35 (Spain), FTSE 100 (United Kingdom), and SPI 200 (Australia) stock indices. The partnership is exposed to the risk of adverse price trends or static markets in the European, U.S., Chinese, and Japanese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

      Interest Rate. The third largest market exposure of Charter Campbell at September 30, 2005 was to the global interest rate sector. Exposure was primarily spread across the U.S., European, Japanese, Australian, and Canadian interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures’ positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. However, the partnership also takes futures positions in the government debt of smaller countries — e.g., Australia. The general partner anticipates that the G-7 countries interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

Commodity.

      Energy. At September 30, 2005, Charter Campbell had market exposure in the energy sector. The partnership’s energy exposure was primarily to futures contracts in crude oil and its related products. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in prices resulting from weather pattern and supply and demand factors and will likely continue in this choppy pattern.

      Metals. At September 30, 2005, Charter Campbell had market exposure in the metals sector. The partnership’s metals exposure was to fluctuations in the price of base metals, such as copper and zinc. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes the trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      The following updates and supplements the information for each partnership under the sub-caption “— Qualitative Disclosures Regarding Non-Trading Risk Exposure” on page 59.

      The following was the only non-trading risk exposure of each partnership at September 30, 2005:

      Foreign Currency Balances. Each partnership’s primary foreign currency balances were in:

Charter Graham	Charter Millburn	Charter MSFCM	Charter Campbell
euros Australian dollars Canadian dollars Japanese yen Hong Kong dollars British pounds Swiss francs Swedish krona	euros Hong Kong dollars Japanese yen South African rand British pounds Canadian dollars Australian dollars	Australian dollars Hong Kong dollars	euros British pounds Japanese yen Hong Kong dollars Canadian dollars Swiss francs Australian dollars

THE GENERAL PARTNER

      The following updates and replaces the first paragraph under the caption “The General Partner” on page 60.

      The general partner is or has been the general partner and commodity pool operator for 38 commodity pools, including seven other commodity pools which are exempt from certain disclosure requirements pursuant to CFTC Rule 4.7. As of September 30, 2005, the general partner had approximately $3.7 billion in aggregate net assets under management, making it one of the largest operators of commodity pools in the U.S. As of September 30, 2005, there were approximately 99,400 investors in the commodity pools managed by Demeter.

      The following updates the information under the sub-caption “— Directors and Officers of the General Partner” beginning on page 60.

      Raymond A. Harris, Todd Taylor, William D. Seugling and Louise M. Wasso-Jonikas have each resigned the position of Director of the general partner.

      Shelley Hanan, age 44, is a Director of the general partner. Ms. Hanan joined Morgan Stanley in 1984. She eventually became the Regional Manager of the Southwest for Private Wealth Management and a Senior Representative for the Morgan Stanley Foundation in Southern California. Her focus was senior relationship management of the firm’s largest private clients in the Southwest. Ms. Hanan now holds the position of Chief Operating Officer of the US Client Coverage Group and is a Managing Director. Ms. Hanan graduated from the University of California at San Diego with a B.A. in Psychology.

      Harry Handler, age 47, is a Director of the general partner. Mr. Handler serves as an Executive Director for Morgan Stanley in the Individual Investor Group. Mr. Handler works in the Investment Solutions Division as Chief Infrastructure and Risk Officer. Additionally, Mr. Handler also serves as Chairman of the Morgan Stanley DW Best Execution Committee and manages the Individual Investor Group Stock Lending business. In his prior position, Mr. Handler was a Systems Director in Information Technology, in charge of Equity and Fixed Income Trading Systems along with the Special Products, such as Unit Trusts, Managed Futures, and Annuities. Prior to his transfer to the Information Technology Area, Mr. Handler managed the Foreign Currency and Precious Metals Trading Desk for Dean Witter, a predecessor company to Morgan Stanley. He also held various positions in the Futures Division where he helped to build the Precious Metals Trading Operation at Dean Witter. Before moving to Dean Witter, Mr. Handler worked at Mocatta Metals as an Assistant to the Chairman. His roles at Mocatta Metals included stints on the Futures Order Entry Desk and the Commodities Exchange Trading Floor. Additional work included building a computerized Futures Trading System and writing a history of the company. Mr. Handler graduated on the Dean’s List from the University of Wisconsin-Madison with a B.A. degree and a double major in History and Political Science.

THE TRADING ADVISORS
Morgan Stanley Charter Graham L.P.

      The following information updates and supplements the information under the sub-captions “— Principals” beginning on page 67.

      Gabriel J. Feder is no longer a principal of Graham.

      C. Craig Gile is no longer a principal of Graham.

      Sean D. Duffy is a discretionary trader and a principal of Graham, specializing in global macro markets with a focus on foreign currency, commodities and securities. Prior to joining Graham in Janaury 2005, Mr. Duffy was a principal of Briggs Capital Management, LLC, from March 2003 to December 2004. Before founding Briggs Capital Management, LLC, Mr. Duffy traded his own strategy from February 2002 through 2003. He was employed as a director in the Global Markets division of Deutsche Bank in New York from April 1997 to January 2002. From January 1995 until April 1997, Mr. Duffy served as a consultant to the commodity trading advisor community developing proprietary futures trading programs. While working as a consultant, Mr. Duffy was associated with GLT Direct LLP from February 1996 through April 1997. From June 1992 to December 1994, Mr. Duffy was a spot risk arbitrageur in the precious metals markets at the J. Aron division of Goldman Sachs & Co. From June 1990 to June 1992, Mr. Duffy was employed as a financial analyst in the investment banking division at Paine Webber in New York. Mr. Duffy received a B.A. from Harvard University in 1990.

      Eric C. Fill is a discretionary trader and a principal of Graham, specializing in foreign currency. Prior to joining Graham in March 2005, Mr. Fill was employed at Commerzbank Securities as a senior proprietary trader from April 2004 through November 2004. From October 1988 to April 2004, Mr. Fill was employed at Commerzbank New York. While at Commerzbank, he worked as a global macro proprietary trader (1996 to 2004) and a foreign exchange sales trader (1994 to 1996). Between 1991 and 1994, Mr. Fill ran the money market funding desk for Commerzbank Atlanta. From 1989 to 1991 he was a money market trader at Commerzbank New York. Mr. Fill graduated from the University of Rochester with a B.A. in Economics in 1988.

      Britton Holland is a discretionary trader and a principal of Graham, specializing in the energy commodity markets. Prior to joining Graham in March 2004, Mr. Holland worked as manager, financial trading at Duke Energy Corporation. From August 1998 to April 2002, he was employed in various groups at Duke Energy Corporation ranging from risk management to term deal origination before moving to financial trading. Mr. Holland received a B.A. in Economics in 1997 from the University of Texas in Austin, Texas.

      Kennedy Mitchell is a discretionary trader and a principal of Graham, specializing in global macro markets. Prior to joining Graham in January 2005, Mr. Mitchell worked at Meridian Investment Management, Inc. from April 1997 to January 2001 as a trader trading futures, foreign exchange and derivatives and from February 2002 to July 2004 as a trader focusing on fixed-income and foreign exchange. From February 2001 to February 2002, Mr. Mitchell was employed by the Federal Home Loan Bank of San Francisco as manager of the bank’s mortgage finance desk. From October 2004 to December 2004 he worked as a global macro trader for Koch Capital Markets. From 1994 to April 1997, Mr. Mitchell was employed by Coast Capital Management, Inc. as a trader focusing on futures, foreign exchange and OTC derivatives.

      Sri Viswanath is a discretionary trader and a principal of Graham, specializing in options and equity indices. Prior to joining Graham in December 2004, Mr. Viswanath worked as a portfolio manager at Welton Investment Corporation from December 2003 to November 2004. From July 1999 to November 2003, he worked for Neiderhoffer Investments as an investment manager; and from November 1998 to June 1999 Mr. Viswanath traded his own strategy. From September 1997 to November 1998, Mr. Viswanath worked as a portfolio manager at Core Capital Management. From March 1996 to October 1997, he was the director of research at Logical Information

Machines. Mr. Viswanath attended the University of Texas at Austin from August 1995 through October 1996 to pursue a PhD in Finance. From June 1993 to July 1995, he worked for Chemical Bank as an interest rate swap trader. Mr. Viswanath received his B.S. in Finance from Central Michigan University in 1989, and his M.B.A. from The University of Texas at Austin in 1993.

      The following updates the information relating to assets under management in the last sentence of the first paragraph under the sub-caption “The Graham Trading Programs” beginning on page 71.

      As of September 30, 2005, Graham was managing approximately $714 million of funds in the Global Diversified Program at Standard Leverage, approximately $468 million of funds in the Global Diversified Program at 150% Leverage, approximately $301 million of funds in the K4 Program at Standard Leverage, approximately $924 million of funds in the K4 Program at 150% Leverage, and approximately $5.3 billion of assets in all of its trading programs.

      The following replaces the information under the sub-caption “—The Graham Trading Programs” on pages 70-73.

       Each Graham investment program is built around one or more of Graham’s trend-following trading systems. Graham’s trend systems are designed to participate selectively in potential profit opportunities that can occur during periods of price trends in a diverse number of U.S. and international markets. The trend systems establish positions in markets where the price action of a particular market signals the computerized systems used by Graham that a potential trend in prices is occurring. The trend systems are designed to analyze mathematically the recent trading characteristics of each market and statistically compare such characteristics to the historical trading patterns of the particular market. The trend systems also employ proprietary risk management and trade filter strategies that seek to benefit from sustained price trends while reducing risk and volatility exposure.

Global Diversified Program

      The Global Diversified Program features the first trend system that Graham developed, which began trading client accounts in 1995. It utilizes multiple computerized trading models and offers broad diversification in both financial and non-financial markets, trading in approximately 65 global markets. The Global Diversified Program’s trend system is primarily long-term in nature and is intended to generate significant returns over time with an acceptable degree of risk and volatility. The computer models on a daily basis analyze the recent price action, the relative strength and the risk characteristics of each market and compare statistically the quantitative results of this data to years of historical data on each market.

Graham Selective Trading Program

      The Graham Selective Trading Program features a Graham trend system developed in 1997, which utilizes an appreciably different trading system than other Graham trend systems. The Graham Selective Trading Program trend system uses a mathematical model to identify certain price patterns that have very specific characteristics indicating a high probability that a significant directional move will occur. Although the Graham Selective Trading Program trend system does not trade against the market trend, this model should be distinguished from a true trend-following strategy inasmuch as it will only participate in specific types of market moves that meet the restrictive criteria of the model, typically requiring a substantial increase in volatility.

K4 Program

      The K4 Program trend system was developed in 1998 and commenced trading operations in January 1999. Like the Graham Selective Trading Program trend system, the K4 Program trend system uses a mathematical model to identify certain price patterns that have very specific characteristics indicating that there is a high probability that a significant directional move will occur. The K4 Program trend system normally enters or exits a position only when a significant price and volatility spike takes place. It is designed to have a high percentage of winning trades and it normally maintains a neutral position in approximately 50% of the markets in the portfolio.

K5 Program

      The K5 Program trend system was developed in 2002 and uses volatility, price, multiple time horizons and recent market behavior to identify trend-following opportunities in nearly 60 global markets. The K5 Program trend system uses two distinct trading systems, which are equally weighted in terms of risk allocation. One system is relatively quick and is intended to participate in new market trends earlier than other Graham programs, while the other system is very long term in nature and tends to be slow to react to new price trends as they develop and to stay with its positions for relatively long periods of time. In general, the two systems complement each other and are designed to reduce risk exposure following periods of very positive performance results.

Multi-Trend Program

      The Multi-Trend Program provides access through one single investment to all four individual Graham investment programs, including the trend system and other component strategies of each investment program. As of its inception in September 2003, the Multi-Trend Program allocates 25% of its assets equally to each of the Global Diversified Program, the Graham Selective Trading Program, the K4 Program and the K5 Program. As market conditions or other circumstances change, Graham may alter the weightings of the individual programs and add or subtract other programs to the Multi-Trend Program, as it deems appropriate.

       As part of each of its five investment programs, Graham utilizes the trend system or systems associated with the program as indicated above, but may also include shorter term trend systems as well as counter-trend trading systems and trading systems that do not seek to identify or follow price trends at all. Such systems generally are based on computerized mathematical models and rely primarily on technical rather than fundamental information as the basis for their trading decisions. In addition, Graham may include as a part of any investment program discretionary trading strategies that, unlike Graham’s systematic trading strategies, determine trades subjectively on the basis of a Graham trader’s personal assessment of trading data and trading experience. While Graham’s core trend systems principally employ long-term strategies, other included systems and strategies may include short-term and medium-term trading as well.

       Graham believes that the use of multiple trading systems and strategies for each account can diversify the management of a client’s capital, enhance performance and reduce volatility and risk. Counter-trend systems, non-trend systems and other strategies may add value attributable to their low correlation to Graham’s trend systems. Importantly, counter-trend systems, non-trend systems and other strategies may generate successful performance results in trading range type markets where there are few long-term trends.

       Graham also expects to develop additional trading systems and strategies and to modify the systems currently in use over time. Graham believes strongly in the importance of research and development activities and particularly in the development of new trading strategies. The decision to add or subtract systems or strategies from any investment program shall be at the sole discretion of Graham. Clients will not be informed of these changes as they occur.

Morgan Stanley Charter Millburn L.P.

      The following information updates and supplements the information under the sub-captions “—Principals” on page 74.

      Steven M. Felsenthal is a member of the Managed Funds Association Public Funds Task Force.

      The following replaces the information under the sub-captions “—Multiple Trading Systems” on page 76.

      The objective of Millburn’s trading method is to participate in all major sustained price moves in the markets traded. Millburn’s approach is medium-term to long-term in nature. Millburn makes trading decisions pursuant to its trading method, which includes technical trend analysis, certain non-trend-following technical systems, and money management principles. Given trends in price of sufficient duration and magnitude, these trading systems may be profitable even though more than half of all individual trades are unprofitable. A period of time without such trends, however, may result in substantial losses.

      Millburn is engaged in an ongoing research effort to improve its trading methods and to apply its quantitative analytic expertise to new financial products.

      Successful systematic futures trading depends primarily on two factors: development and selection of the trading systems used in each market, and allocation of portfolio risk among the markets available for trading.

      Market environments change over time, and particular systems may perform well in one environment but poorly in another. Likewise, portfolio sectors and individual markets go through periods where systematic trading is very profitable and other periods where no system makes any money.

      The goal of Millburn’s research has been to develop and select a mix of systems in each market and to allocate risk across a wide array of markets, so as to contain overall portfolio risk in the targeted range, while allowing exposure to profitable trend opportunities.

      Over the last 30 years, Millburn has developed hundreds of trading systems. These intermediate-term to long-term trading systems generate buy or sell decisions in a particular market based on the direction of price movements in the market.

      Of course, systems can be materially different—better in some periods and worse in others. The main distinguishing features are time-frame over which systems work (intra-day to long-term), the type of data fed into them (granularity [ticks to weeks/months], type [market or economic statistics], source [cash, futures or options markets]), and the objective of the system (profiting from trends, trading-ranges or volatility). No single approach will work all the time. Therefore, Millburn’s objective is to have several approaches operating at all times. Since the early 1980’s, Millburn has selected multiple systems for each market.

      When arriving at the portfolio allocation, Millburn seeks maximum diversification subject to liquidity constraints. The markets traded and allocations are reviewed monthly, although changes may occur less frequently. The following factors are considered in constructing a universe of markets to trade for each portfolio: profitability, correlation of market performance, liquidity of markets, depth of markets, breadth of markets, professional judgment, desired diversification and transaction costs. Once the universe of markets is established, Millburn’s simulation and optimization techniques help determine which markets to include in the portfolio. Risk in any single market currently does not exceed 3% of the portfolio’s total risk.

      The following updates the information relating to assets under management under the sub-caption “The Millburn Trading Programs” on page 78.

      As of September 30, 2005, Millburn was managing approximately $758 million pursuant to the Diversified Portfolio and approximately $1.2 billion of client assets in all of its trading programs.

      The following updates the information in the last sentence under the sub-caption “—Diversified Portfolio” on page 78.

      Millburn trades its Diversified Portfolio at standard leverage, 150% of standard leverage and 250% of standard leverage.

Morgan Stanley Charter MSFCM L.P.

      Effective April 28, 2005, Morgan Stanley Futures and Currency Management, Inc. changed its name to VK Capital Inc.

      The following updates the information under the sub-captions “—Principals” on pages 79 to 80.

      Jeffrey D. Hahn no longer serves as the Chief Financial Officer and a Director of VK Capital Inc.

      Maureen Kaelin is a principal and an associated person of VK Capital Inc.

      The following updates the information relating to the trading program allocation in the last paragraph under the sub-caption “—Trading Methodology” beginning on page 80.

      Effective October 3, 2005, VK Capital Inc. began trading approximately 20% of Charter MSFCM’s assets pursuant to its QDS Program. The allocation to the QDS Program was primarily done to diversify the trading methodologies of VK Capital Inc. with the objective of enhancing the overall risk/return characteristics of Charter MSFCM. The QDS Program has been trading $1.4 million of proprietary assets of a Morgan Stanley affiliate since the inception of the QDS Program in August 2004.

      VK Capital Inc. will continue to trade approximately 80% of Charter MSFCM’s assets pursuant to its Global Program. Subject to the prior approval of the general partner, VK Capital Inc. may at any time, trade some or all of Charter MSFCM’s assets among one or more of its other trading programs.

      The following updates the information relating to assets under management in the last sentence of the last paragraph under the sub-caption “—Trading Methodology” on page 82.

      As of September 30, 2005, VK Capital Inc. was trading approximately $160 million of customer funds in the Global Program, approximately $49 million of customer funds in the QDS Program, and approximately $241 million of client assets in all of its trading programs.

Morgan Stanley Charter Campbell L.P.

      The following updates and supplements the information under the sub-caption “—Principals” beginning on page 82.

      Theresa D. Becks also serves as the Chief Financial Officer, Treasurer and Assistant Secretary of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell, and The Campbell Multi-Strategy Trust, a registered investment company.

      Bruce L. Cleland also serves as the President and Chief Executive Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell, and as Trustee, Chief Executive Officer and President of The Campbell Multi-Strategy Trust, a registered investment company.

      Kevin M. Heerdt serves as Chief Operating Officer of Campbell since June 2005. Mr. Heerdt also serves as the Vice President and Chief Operating Officer of The Campbell Multi-Strategy Trust, a registered investment company.

      James M. Little also serves as the Vice President of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell, and The Campbell Multi-Strategy Trust, a registered investment company.

      Thomas P. Lloyd joined Campbell in September 2005 as General Counsel and Executive Vice President—Legal and Compliance. In this capacity, Mr. Lloyd is involved in all aspects of legal affairs, compliance and regulatory oversight. Mr. Lloyd is also the Secretary, Chief Compliance Officer and Assistant Treasurer of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell, and The Campbell Multi-Strategy Trust, a registered investment company. From 1999 to 2005, Mr. Lloyd was employed by Deutsche Bank Securities Inc. in several positions including Managing Director and head of the legal group for Deutsche Bank Alex Brown, the private client division of Deutsche Bank Securities Inc. From 1997 to 1999, Mr. Lloyd was an attorney in the Enforcement Department of NASD Regulation, Inc. and from 1995 to 1997, he served as a senior counsel in the Division of Enforcement of the United States Securities and Exchange Commission. From 1989 to 1995, he was engaged in the private practice of law. Mr. Lloyd holds a B.A. in Economics from the University of Maryland, and a J.D. from the University of Baltimore School of Law. Mr. Lloyd is a member of the Bars of the State of Maryland and the United States Supreme Court.

      Craig A. Weynand no longer serves as Vice President and General Counsel of Campbell.

      C. Douglas York no longer serves as Executive Vice President—Trading and Director of Campbell.

      The following updates the information relating to assets under management in the last sentence of the first paragraph under the sub-caption “—The Campbell Trading Program” on page 84.

      As of September 30, 2005, Campbell was managing approximately $9.5 billion of client assets pursuant to the Financial, Metal & Energy Large Portfolio and approximately $10.7 billion in all of its programs.

LITIGATION

      The following updates and supplements the information under the caption “Litigation” beginning on page 95.

      On July 14, 2003, the Massachusetts Securities Division filed an administrative complaint alleging that Morgan Stanley DW Inc. filed false information in response to an inquiry from the Massachusetts Securities Division pertaining to mutual fund sales practices. On August 11, 2003, the Massachusetts Securities Division filed an administrative complaint, alleging that Morgan Stanley DW Inc. failed to make disclosures of incentive compensation for proprietary and partnered mutual fund transactions. On November 25, 2003, the Massachusetts Securities Division filed an administrative complaint, alleging that a former branch manager engaged in securities fraud and dishonest conduct in promoting the sales of proprietary mutual funds. On May 24, 2004, the presiding hearing officer granted Morgan Stanley DW Inc.’s motion to dismiss all claims relating to Morgan Stanley DW Inc.’s differential compensation practices and its receipt of remuneration from third-party fund families, holding that these practices did not violate any state law or regulation. Regarding the Massachusetts Securities Division’s complaint filed on July 14, 2003, Morgan Stanley DW Inc. waived its right to a hearing and agreed to pay an administrative fine of $25,000 on September 27, 2004. Regarding the Massachusetts Securities Division’s complaints filed on August 11, 2003 and November 25, 2003, hearings were concluded on December 20, 2004. On March 27, 2005 the hearing officer issued two decisions dismissing all charges against Morgan Stanley DW Inc. and the branch manager. On April 7, 2005, the Massachusetts Securities Division filed a Motion for Reconsideration of the hearing officer’s decisions to dismiss all charges against Morgan Stanley DW Inc. and the branch manager. On August 24, 2005, the hearing officer denied the Massachusetts Securities Division’s motion for reconsideration as to the branch manager, not having yet ruled upon the motion as to Morgan Stanley DW Inc.

      In fiscal 2004, Morgan Stanley DW Inc. discovered irregularities in the accounts of certain clients of Carlos Soto, a former registered representative in its San Juan, Puerto Rico branch. Mr. Soto stated that, with respect to certain clients, he had raised some funds by making misrepresentations, issuing false account statements and diverting some funds to accounts he controlled. Morgan Stanley DW Inc. promptly notified regulators and law enforcement. On February 11 and 13, 2004, respectively, the U.S. District Court for the District of Puerto Rico granted requests for temporary restraining orders freezing Mr. Soto’s assets. On February 19, 2004, Mr. Soto was arrested by federal authorities. On February 20, 2004, in the Securities and Exchange Commission matter, the Court granted a preliminary injunction freezing Mr. Soto’s assets, and on November 8, 2004, the Securities and Exchange Commission barred Mr. Soto from any association with any broker or dealer. On December 3, 2004, Morgan Stanley DW Inc. reached a final settlement with the New York Stock Exchange to resolve this matter (see matter as of December 3, 2004). Morgan Stanley DW Inc. is continuing to assist other regulators in their investigations of Mr. Soto’s activities and to resolve customer claims concerning those activities. On November 29, 2004, the U.S. District Court for the District of Puerto Rico presiding in Mr. Soto’s criminal proceeding issued a preliminary order of forfeiture with respect to Mr. Soto’s assets. Morgan Stanley DW Inc. and others have filed petitions in that proceeding with respect to such assets. On January 25, 2005, the United States Attorney’s Office moved to dismiss the third-party petitions. On February 18, 2005, Morgan Stanley DW Inc. filed a Joint Motion for Entry of an Agreed Order of Restitution with the U.S. District Court for the District of Puerto Rico. Judgment in Mr. Soto’s criminal case was entered on August 18, 2005. Mr. Soto filed a notice of appeal of same on August 19, 2005.

      On June 17, 2004, the New Hampshire Bureau of Securities Regulation filed a petition for relief against Morgan Stanley DW Inc. alleging, among other things, that a former representative solicited certain customers to purchase certain unregistered, non-exempt securities, that certain managers promoted the sale of proprietary mutual funds and other products by the use of certain “sales contests” and that Morgan Stanley DW Inc. failed to disclose the alleged material fact of such contests. On April 7, 2005, Morgan Stanley DW Inc. entered into a consent agreement with the New Hampshire Bureau of Securities Regulation. Morgan Stanley DW Inc. agreed to a $425,000 fine, a cease and desist order, to pay $10,000 for the cost of investigation, and to comply with a variety of undertakings, including requirements to retain an independent consultant to review certain compliance and policy procedures, provide rescission with respect to certain transactions, and notify New Hampshire residents of certain rights with respect to arbitration agreements.

      On December 3, 2004, Morgan Stanley DW Inc. and its affiliate, Morgan Stanley & Co. Incorporated executed two stipulations of facts and consent to penalty (one with respect to failure to comply with certain prospectus delivery requirements, operational deficiencies and other matters, and the other with respect to employee defalcations, including the Carlos Soto matter). The first stipulation included a fine of $13 million and the second a fine of $6 million. On December 9, 2004, a hearing panel of the New York Stock Exchange accepted both settlements.

      In an acceptance, waiver and consent dated August 1, 2005, the National Association of Securities Dealers, Inc. found that Morgan Stanley DW Inc. violated the National Association of Securities Dealers, Inc.’s rules 3010 and 2110 by failing to establish and maintain a supervisory system, including written procedures, reasonably designed to review and monitor its fee-based brokerage business between January 2001 and December 2003. Without admitting or denying the allegations, Morgan Stanley DW Inc. consented to the described sanctions and findings. The firm was censured and fined $1.5 million, and agreed to the payment of restitution to 3,549 customers in the total amount of approximately $4,640,582, plus interest from December 31, 2003 until August 1, 2005.

      On May 16, 2005, a jury for the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, Florida returned a verdict in favor of Coleman (Parent) Holdings, Inc. with respect to its claims against Morgan Stanley & Co. Incorporated. On May 16, and May 18, 2005, respectively, the jury awarded Coleman (Parent) Holdings, Inc. $604 million in compensatory damages and $850 million in punitive damages. On June 23, 2005, the Court issued a final judgment in the amount of $1,578 million, which includes prejudgment interest of $208 million and excludes $84 million received by Coleman (Parent) Holdings, Inc. in settlements of related claims with others. On June 27, 2005, Morgan Stanley & Co. Incorporated filed its notice of appeal and posted a supersedes bond, which automatically stayed execution of the judgment pending appeal.

PLAN OF DISTRIBUTION

      The following updates the information regarding the compensation to qualified employees of Morgan Stanley DW under the sub-caption “—Compensation to Morgan Stanley DW Employees and Additional Selling Agents” on pages 101-103.

      Effective July 1, 2005, the initial gross sales credit payable to qualified employees of Morgan Stanley DW was reduced from a gross sales credit equal to 4% of the net asset value per unit to a gross sales credit equal to 3% of the net asset value per unit.

      Effective July 1, 2005, in connection with the reduction in the brokerage fees, the continuing compensation payable to qualified employees of Morgan Stanley DW was changed from a gross sales credit of up to 74% of the brokerage fees received by Morgan Stanley DW to a gross sales credit of up to 84% of the brokerage fees received by Morgan Stanley DW.

      Effective July 1, 2005, with respect to qualified employees of Morgan Stanley DW who choose the option of receiving the initial gross sales credit and the continuing compensation, the period of payment of continuing compensation was changed from commencing with the fifteenth month to commencing with the thirteenth month, following the issuance of the relevant units.

      The following updates the information regarding the compensation to qualified additional selling agents under the subcaption “—Compensation to Morgan Stanley DW Employees and Additional Selling Agents” on page 103.

      Effective July 1, 2005, the initial selling commission payable to qualified additional selling agents was reduced from a selling commission not to exceed 4% of the net asset value of units sold to a selling commission not to exceed 3% of the net asset value of units sold.

      Effective July 1, 2005, continuing compensation payable to qualified additional selling agents was reduced from an additional commission of up to 35% of the brokerage fees to an additional commission of up to 28% of the brokerage fees.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS AND
STATE AND LOCAL INCOME TAX ASPECTS

      The following supplements the information under the caption “Material Federal Income Tax Considerations” beginning on page 107 and the information under the caption “State and Local Income Tax Aspects” beginning on page 114.

IRS Circular 230

      The disclosure of U.S. federal, state and local income tax consequences contained herein was written in connection with the promotion or marketing of units in the partnerships. Such disclosure was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties. An investor should seek advice based on his/her particular circumstances from an independent tax advisor.

EXPERTS

      The following updates the information under the caption “Experts” on page 115.

      The statements of financial condition as of December 31, 2004 and 2003, including the schedules of investments as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004, for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the years ended December 31, 2004 and 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P., and of Demeter Management Corporation as of November 30, 2004 and 2003 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP also acts as independent auditors for Morgan Stanley.

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PART TWO
STATEMENT OF ADDITIONAL INFORMATION

POTENTIAL ADVANTAGES

      The following table updates and replaces through September 30, 2005, the “Annual Returns of Various Asset Classes Over Time” table on page 123. The notes on pages 124-125 (as amended on the following page S-42 ) are an integral part of the following table.

ANNUAL RETURNS OF VARIOUS ASSET CLASSES OVER TIME

	U.S. Stocks (S&P 500 Index)	U.S. Treasury Bonds (Lehman Brothers Treasury Bond Index)	U.S. Corporate Bonds (Citigroup Corporate Bond Index)	Non-U.S. Stocks (MSCI EAFE Index)	Global Stocks (MSCI World Index)	Managed Futures (Barclay CTA Index)	Public Managed Futures Funds (CISDM Public Fund Index)
	%	%	%	%	%	%	%
1980	32.5	(2.8)	(0.3)	24.4	27.7	63.7	N/A
1981	(4.9)	1.1	2.7	(1.0)	(3.3)	23.9	N/A
1982	21.5	41.1	37.2	(0.9)	11.3	16.7	N/A
1983	22.6	1.8	8.9	24.6	23.3	23.8	N/A
1984	6.3	14.7	16.1	7.9	5.8	8.7	1.4
1985	31.7	32.0	25.0	56.7	41.8	25.5	21.9
1986	18.7	24.1	17.0	69.9	42.8	3.8	(14.4)
1987	5.3	(2.7)	2.1	24.9	16.8	57.3	43.1
1988	16.6	9.2	9.5	28.6	23.9	21.8	7.3
1989	31.7	18.9	14.0	10.8	17.2	1.8	4.7
1990	(3.1)	4.6	7.3	(23.2)	(16.5)	21.0	14.2
1991	30.5	17.9	18.5	12.5	19.0	3.7	10.0
1992	7.6	7.8	8.9	(11.8)	(4.7)	(0.9)	(1.4)
1993	10.1	16.4	12.1	32.9	23.1	10.4	10.7
1994	1.3	(6.9)	(3.5)	8.1	5.6	(0.7)	(7.7)
1995	37.6	30.7	21.7	11.6	21.3	13.7	13.9
1996	23.0	(0.4)	3.3	6.4	14.0	9.1	9.8
1997	33.4	14.9	10.2	2.1	16.2	10.9	7.6
1998	28.6	13.5	8.6	20.3	24.8	7.0	7.9
1999	21.0	(8.7)	(1.6)	27.3	25.3	(1.2)	(1.4)
2000	(9.1)	20.1	9.3	(14.0)	(12.9)	7.9	4.7
2001	(11.9)	4.6	10.9	(21.2)	(16.5)	0.8	(0.1)
2002	(22.1)	17.2	9.4	(15.7)	(19.6)	12.4	14.3
2003	28.7	2.1	8.7	39.2	33.8	8.7	11.6
2004	10.9	8.0	5.6	20.7	15.3	3.3	1.5
2005*	2.8	5.4	1.5	9.5	6.7	(0.6)	(2.0)

*Through September 30, 2005

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following updates and supplements the information under the sub-caption “—Notes to “Annual Returns of Various Asset Class Over Time” Table” on pages 124-125.

      Monthly returns for the Barclay CTA Index reflect the composite fee structure of the representative commodity trading advisors, and therefore, may be higher or lower than those fees applicable to any one particular managed futures fund. Accordingly, the Barclay CTA Index is not representative of any specific Morgan Stanley managed futures fund.

      The CISDM Public Fund Index performance data for managed futures is provided by the Center for International Securities and Derivatives Markets, Isenberg School of Management, the University of Massachusetts, Amherst, MA.

      Indexes are unmanaged and returns are shown for illustrative purposes only. It is not possible to invest directly in an index. Generally, an aggressive investment that seeks the highest possible gains will have a greater degree of risk, whereas a conservative investment that offers safety of principal tends to provide lower returns over time. Keep in mind that while all investing involves risk, stocks tend to experience greater volatility and carry greater risks than bonds. The income and principal payments of U.S. government bonds are backed by the full faith and credit of the U.S. government. Other investments are not insured, and your proceeds from the resale of stocks, from the resale, early redemption, or repayment at maturity of bonds, or from the redemption of interests in a managed futures fund, may be more or less than what you originally paid for them. International investing may subject the portfolio to additional risks including currency, political, economic, and market risks.

      Managed futures investments are speculative, involve a high degree of risk, use significant leverage, have substantial charges, are generally less liquid than the other investments represented by the indices herein, and are suitable only for the risk capital portion of an investor’s portfolio.

      The managed futures data discussed reflect the fee structures of trading advisors managing individual accounts and does not reflect fee structures of commodity pools, which are typically higher. The comparison of the S&P 500 Index and the Barclay CTA Index is for illustrative purposes only. The Barclay CTA Index attempts to provide a benchmark of representative performance of the money managers within the managed futures industry. The Barclay CTA Index is comprised of over 375 money managers, all of which have at least four years of prior performance history. The Barclay CTA Index is unweighted and rebalanced at the beginning of each year. Accordingly, the Barclay CTA Index is not a proxy for, or otherwise representative of, any specific Morgan Stanley managed futures fund.

      Furthermore, the S&P 500 Index and the Barclay CTA Index reflect the volatility and risk of loss characteristics of a broadly diversified equity portfolio and universe of commodity trading advisors, respectively. The performance results of any Morgan Stanley managed futures fund will be different from the performance of the Barclay CTA Index.

      The futures and forward markets are fundamentally different from the securities markets in that for every gain in futures and forward trading, there is an equal and offsetting loss. If a managed futures fund does not perform in a manner non-correlated with the general financial markets or does not perform successfully, investors will obtain no diversification benefits by investing in such fund.

      The following charts update and replace through September 30, 2005, the “Correlation Analysis” charts on pages 126-127. The chart for “Pro Forma for Charter Campbell Correlation Analysis” was replaced with “Charter Campbell Correlation Analysis.”

Charter Graham
Correlation Analysis

Charter Millburn
Correlation Analysis

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Charter MSFCM
Correlation Analysis

Charter Campbell
Correlation Analysis

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following chart updates and replaces through September 30, 2005, the “Managed Futures vs. Stocks” chart on page 128. The notes on page 129 (as amended on the following page S-46) are an integral part of the following chart.

Managed Futures vs. Stocks

12-Month Holding Period Performance

70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
Stocks
Managed Futures
12/80
12/81
12/82
12/83
12/84
12/85
12/86
12/87
12/88
12/89
12/90
12/91
12/92
12/93
12/94
12/95
12/96
12/97
12/98
12/99
12/00
12/01
12/02
12/03
12/04
9/05

Data: January 1980 through September 2005

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following updates the information under the sub-caption the “Managed Futures vs. Stocks” Table on page 129.

      The managed futures data discussed reflect the fee structures of trading advisors managing individual accounts and does not reflect fee structures of commodity pools, which are typically higher. The comparison of the S&P 500 Index and the Barclay CTA Index is for illustrative purposes only. The Barclay CTA Index attempts to provide a benchmark of representative performance of the money managers within the managed futures industry. The Barclay CTA Index is comprised of over 375 money managers, all of which have at least four years of prior performance history. The Barclay CTA Index is unweighted and rebalanced at the beginning of each year. Accordingly, the Barclay CTA Index is not a proxy for, or otherwise representative of, any specific Morgan Stanley managed futures fund.

      Furthermore, the S&P 500 Index and the Barclay CTA Index reflect the volatility and risk of loss characteristics of a broadly diversified equity portfolio and universe of commodity trading advisors, respectively. The performance results of any Morgan Stanley managed futures fund will be different from the performance of the Barclay CTA Index.

      The futures and forward markets are fundamentally different from the securities markets in that for every gain in futures and forward trading, there is an equal and offsetting loss. If a managed futures fund does not perform in a manner non-correlated with the general financial markets or does not perform successfully, investors will obtain no diversification benefits by investing in such fund.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following chart updates and replaces through September 30, 2005, the “Improved Portfolio Efficiency” chart on page 131. The notes on page 131 are an integral part of the following chart.

Improved Portfolio Efficiency
January 1980 through September 2005
U.S. Stocks/Bonds/International Equities/Managed Futures

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PERFORMANCE INFORMATION

The following charts update and replace through September 30, 2005, the charts on pages 136-143.

CHARTER GRAHAM

All of the performance data below is as of September 30, 2005.

CHARTER GRAHAM STATISTICS

Trading Advisor:      Graham Capital Management, L.P.

Began Trading:      March 1, 1999

Net Assets in Fund:      $442.6 million

Minimum Investment:       $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:*      1/12 of 6.00% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

* On July 1, 2005, the brokerage fee was reduced from 1/12 of 6.25% to 1/12 of 6.00% of Beg. Net Assets

RISK ANALYSIS

Compounded Annual Rate of Return:      10.13%
Standard Deviation of Monthly Returns:      6.81%
Annualized Standard Deviation:      23.58%
Sharpe Ratio:*      0.26
Largest Decline Period (2/04-4/05):      -27.20%
Average Recovery (No. of months):      3.23
Average Monthly Loss:      -5.10%
Standard Deviation of Monthly Loss:      3.54%
% of Losing Months:      43.75%
Average Monthly Gain:      5.78%
Standard Deviation of Monthly Gain:      4.41%
% of Winning Months:      56.25%

* Sharpe ratio is the compounded annual rate of return minus the risk-free U.S. Treasury Bill rate, divided by the annualized standard deviation.

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Graham relies on technical information as the basis for its systematic trading decisions. Graham seeks to, over time, anticipate market events using multiple quantitative mathematical models to determine its systematic trading activities. The objective of the trading system is to identify positions in markets where the price action of a particular market signals the computerized systems used by Graham that a potential trend in prices is occurring. The systems are designed to mathematically analyze the recent trading characteristics of each market and statistically compare such characteristics to the long-term historical trading pattern of a particular market. As a result of this analysis, the programs will utilize proprietary risk management and trade filter strategies which are intended to enable the system to benefit from sustained price trends while protecting the account from unacceptable levels of risk and volatility exposure. One of the most important objectives of Graham’s programs is to strategically reduce leverage in markets where it has achieved significant profits prior to substantial price reversal using proprietary techniques designed to reduce volatility, without diluting net returns. The owners and employees of Graham have a significant amount invested in Graham’s trading programs.

Charter Graham’s use of an increased rate of leverage may result in high trading volatility, as compared to other trading programs using standard leverage.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

AGRICULTURALS Cocoa Coffee Corn Cotton Lean hogs Soybean meal Sugar Wheat ENERGIES Crude oil Gas oil Natural gas Unleaded gas	FOREIGN
EXCHANGE
Australian dollar
British pound
Canadian dollar
Euro
Japanese yen
Mexican peso
New Zealand
  dollar
South African rand
Swiss franc
U.S. dollar
INTEREST
RATES
Australian
  Treasury Bonds
British
  Government
  Bonds
European Bonds
Eurodollar
Japanese
  Government
  Bonds
U.S. Treasury
  Bonds
U.S. Treasury
  Notes
METALS Aluminum Copper Gold Nickel Zinc STOCK INDICES CAC 40 DAX DOW 30 Euro Stoxx 50 FTSE 100 Hang Seng IBEX 35 NASDAQ 100 Nikkei 225 S&P 500 Topix

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER GRAHAM PERFORMANCE

1999	2000	2001	2002	2003	2004	2005
2.90%	21.96%	9.72%	36.82%	16.14%	1.28%	-14.80%
(10 months)						(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/99 = $10)

CORRELATION ANALYSIS (3/99 - 9/05)

Note: The closer the value to zero, the lower the correlation to the indices compared.

	Charter Graham	CISDM	S&P	CITI	EAFE
Charter Graham	1.00	0.89	-0.26	0.18	-0.18
CISDM Public Fund Index		1.00	-0.22	0.27	-0.11
S & P 500 Index			1.00	-0.07	0.84
Citigroup Corporate Bond Index				1.00	-0.02
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures programs is provided by the Center for International Securities and Derivatives Markets (“CISDM”), Isenberg School of Management, the University of Massachusetts, Amherst, MA. Indexes are unmanaged and returns are shown for illustrative purposes only. It is not possible to invest directly in an index. Generally, an aggressive investment that seeks the highest possible gains will have a greater degree of risk, whereas a conservative investment that offers safety of principal tends to provide lower returns over time. Keep in mind that while all investing involves risk, stocks tend to experience greater volatility and carry greater risks than bonds. The income and principal payments of U.S. government bonds are backed by the full faith and credit of the U.S. government. Other investments are not insured, and your proceeds from the resale of stocks, from the resale, early redemption, or repayment at maturity of bonds, or from the redemption of interests in a managed futures fund, may be more or less than what you originally paid for them. International investing may subject the portfolio to additional risks including currency, political, economic, and market risks. Managed futures investments are speculative, involve a high degree of risk, use significant leverage, have substantial charges, are generally less liquid than the other investments represented by the indices herein, and are suitable only for the risk capital portion of an investor’s portfolio. For a detailed discussion of the differences between each of the indices listed, prospective investors should carefully review the Notes to “Annual Returns of Various Asset Classes Over Time” Table, contained on pages 124-125, of the Charter Series Prospectus.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MILLBURN

All of the performance data below is as of September 30, 2005.

CHARTER MILLBURN STATISTICS

Trading Advisor:      Millburn Ridgefield Corporation

Began Trading:      March 1, 1999

Net Assets in Fund:      $48.8 million

Minimum Investment:      $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:*      1/12 of 6.00% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

* On July 1, 2005, the brokerage fee was reduced from 1/12 of 6.25% to 1/12 of 6.00% of Beg. Net Assets.

RISK ANALYSIS

Compounded Annual Rate of Return:      0.36%
Standard Deviation of Monthly Returns:      5.62%
Annualized Standard Deviation:      19.46%
Sharpe Ratio:*      -0.19
Largest Decline Period (2/03 - 8/04):      -29.70%
Average Recovery (No. of Months):      7.92
Average Monthly Loss:      -4.66%
Standard Deviation of Monthly Loss:      3.18%
% of Losing Months:      43.75%
Average Monthly Gain:      3.95%
Standard Deviation of Monthly Gain:      3.87%
% of Winning Months:      56.25%

* Sharpe ratio is the compounded annual rate of return minus the risk-free U.S. Treasury Bill rate, divided by the annualized standard deviation.

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Millburn’s trading methodology includes technical trend analysis, certain non-trend-following technical systems, and money management principles. The first step in the trading methodology is developing trading systems which generate buy or sell decisions in a particular market based on the direction of price trends occurring over different time frames. These “heritage” systems are augmented from time to time with the results of research. Millburn then tests the full range of the systems in each market traded against five, ten or fifteen years of historical data to simulate the results the system would have achieved in the markets had the system been used to make trading decisions during the simulation period. It then calculates (i) the profitability of the systems and (ii) a number of statistics designed to identify high quality profits such as (a) the percentage of profitable trades, (b) the worst losses experienced, (c) the average giveback of maximum profits on profitable trades and (d) the applicable Sharpe ratio (risk adjusted returns).

Millburn selects systems in each market after a review of statistical data for the heritage systems in an effort to diversify away from reliance on a single system. Millburn attempts to select systems with different characteristics to smooth the return stream. Millburn then selects portfolio weightings taking into account statistical data on the systems’ returns, the relative volatility of the markets, liquidity constraints and Millburn’s judgment and experience.

In attempting to assess market volatility as a means of monitoring and evaluating risk, Millburn uses a volatility overlay as a part of individual market risk management. This system is designed to measure the risk in a portfolio’s position in each market and signals a decrease in position size when risk increases and an increase in position size when risk decreases. Millburn’s volatility overlay is designed to maintain overall portfolio risk and distribution of risk across markets within designated ranges. In addition to the volatility overlay, Millburn’s risk management focuses on money management principles applicable to the portfolio as a whole rather than to individual markets and the careful control of leverage or portfolio size.

Millburn is engaged in a substantial ongoing research effort to improve its trading methods and to apply its quantitative analytic expertise to new financial products.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

AGRICULTURALS Cocoa Coffee Corn Cotton Lean Hogs Live cattle Soybean meal Soybean oil Soybeans Sugar Wheat ENERGIES Crude oil Gas oil Heating oil Kerosene Natural gas Unleaded gas	FOREIGN EXCHANGE
Australian dollar
Brazilian real
British pound
Canadian dollar
Czech koruna
Euro
Japanese yen
New Zealand dollar
Norwegian krone
Polish zloty
Singapore dollar
South Korean won
Swedish krona
Swiss franc
U.S. dollar
INTEREST RATES
Austrialian
  Treasury Bonds
British
  Government Bonds
Canadian
Government Bonds
Eurodollar
European Bonds
Japanese Government
  Bonds
U.S. Treasury Bonds
U.S. Treasury Notes
METALS Aluminum Copper Gold Lead Nickel Platinum Silver Tin Zinc STOCK INDICES CAC 40 DAX DOW 30 Euro Stoxx 50 FTSE 100 Hang Seng IBEX 35 NASDAQ 100 Nikkei 225 Russell 2000 S&P 500 SPI 200 Taiwan Topix

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MILLBURN PERFORMANCE

1999	2000	2001	2002	2003	2004	2005
-7.20%	12.07%	-11.25%	21.13%	-0.63%	-5.31%	-2.66%
(10 months)						(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/99 = $10)

CORRELATION ANALYSIS (3/99 - 9/05)

Note: The closer the value to zero, the lower the correlation to the indices compared.

	Charter Millburn	CISDM	S&P	CITI	EAFE
Charter Millburn	1.00	0.86	-0.23	0.22	-0.08
CISDM Public Fund Index		1.00	-0.22	0.27	-0.11
S & P 500 Index			1.00	-0.07	0.84
Citigroup Corporate Bond Index				1.00	-0.02
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures programs is provided by the Center for International Securities and Derivatives Markets (“CISDM”), Isenberg School of Management, the University of Massachusetts, Amherst, MA. Indexes are unmanaged and returns are shown for illustrative purposes only. It is not possible to invest directly in an index. Generally, an aggressive investment that seeks the highest possible gains will have a greater degree of risk, whereas a conservative investment that offers safety of principal tends to provide lower returns over time. Keep in mind that while all investing involves risk, stocks tend to experience greater volatility and carry greater risks than bonds. The income and principal payments of U.S. government bonds are backed by the full faith and credit of the U.S. government. Other investments are not insured, and your proceeds from the resale of stocks, from the resale, early redemption, or repayment at maturity of bonds, or from the redemption of interests in a managed futures fund, may be more or less than what you originally paid for them. International investing may subject the portfolio to additional risks including currency, political, economic, and market risks. Managed futures investments are speculative, involve a high degree of risk, use significant leverage, have substantial charges, are generally less liquid than the other investments represented by the indices herein, and are suitable only for the risk capital portion of an investor’s portfolio. For a detailed discussion of the differences between each of the indices listed, prospective investors should carefully review the Notes to “Annual Returns of Various Asset Classes Over Time” Table, contained on pages 124-125 of the Charter Series Prospectus.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MSFCM

All of the performance data below is as of September 30, 2005.

CHARTER MSFCM STATISTICS

Trading Advisor:      VK Capital Inc. (formerly
  Morgan Stanley Futures & Currency Mgmt. Inc.)

Began Trading:      March 1, 1994

Net Assets in Fund:      $160.5 Million

Minimum Investment:      $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:*      1/12 of 6.00% of Beg. Net Assets

Quarterly Incentive Fee:      20% of Quarterly Trading Profits

Investment Style:      Technical

* On July 1, 2005, the brokerage fee was reduced from 1/12 of 6.25% to 1/12 of 6.00% of Beg. Net Assets.

RISK ANALYSIS

Compounded Annual Rate of Return:      4.10%
Standard Deviation of Monthly Returns:      6.33%
Annualized Standard Deviation:      21.93%
Sharpe Ratio:*      0.00
Largest Decline Period (2/03 - 4/05):      -45.45%
Average Recovery (No. of months):      3.20
Average Monthly Loss:      -4.64%
Standard Deviation of Monthly Loss:      3.23%
% of Losing Months:      45.71%
Average Monthly Gain:      4.87%
Standard Deviation of Monthly Gain:      4.81%
% of Winning Months:      54.29%

* Sharpe Ratio is the compounded annual rate of return minus the risk-free U.S. Treasury Bill rate, divided by the annualized standard deviation.

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

VK Capital’s (formerly Morgan Stanley Futures & Currency Management, Inc.) trading methodology is trend-following in nature, attempting to identify long-term trends that are beginning and taking positions that can potentially profit from a continuation of these trends. Positions are maintained until certain price objectives are reached or the trend is no longer detected in the data. Deciding when to enter and exit a position, and how much exposure to maintain, is made systematically utilizing a fixed set of technical rules and mathematical formulas that consider factors such as daily price activity, volatility, volume, and open interest. Although VK Capital’s trading methodology is generally applicable across all markets traded, variations are applied from sector to sector. In addition, a longer term perspective may be applied in certain market sectors when detecting rising versus declining trends.

Determining which markets to trade and how much risk to allocate to each market is accomplished using a combination of technical inputs and professional judgment. Factors employed to scrutinize the potential contribution each market can make to the overall portfolio include historical return, volatility and cross-correlations to other markets. Professional judgment is used in making the final determination as to which markets to trade and takes into account such things as market liquidity and cost of trading.

Over its sixteen year history, VK Capital has allocated significant resources to maintain an active research and development process. This ongoing commitment is maintained to improve the potential for strong future performance for VK Capital clients.

The trading advisor trades a limited portfolio of financial, metal and energy futures and forwards and may thereby exhibit greater volatility than other trading programs.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

ENERGIES Crude oil Natural gas FOREIGN EXCHANGE Australian dollar British pound Euro Hong Kong dollar Japanese yen Singapore dollar South African rand Swedish krona Swiss franc U.S. dollar	INTEREST RATES Australian Treasury Bonds European Bonds Eurodollar Japanese Government Bonds U.S. Treasury Bonds U.S. Treasury Notes	METALS Aluminum Copper Gold Nickel Zinc STOCK INDICES CAC 40 DAX FTSE 100 Hang Seng S&P 500 SPI 200

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MSFCM PERFORMANCE

1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
-7.32%	21.88%	3.97%	26.22%	5.07%	-9.21%	23.77%	-3.31%	29.08%	-5.13%	-5.60%	-18.61%
(10 months)											(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/94 = $10)

CORRELATION ANALYSIS (3/94 - 9/05)

Note: The closer the value to zero, the lower the correlation to the indices compared.

	Charter MSFCM	CISDM	S&P	CITI	EAFE
Charter MSFCM	1.00	0.82	-0.08	0.25	-0.03
CISDM Public Fund Index		1.00	-0.13	0.28	-0.07
S & P 500 Index			1.00	0.15	0.77
Citigroup Corporate Bond Index				1.00	0.02
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures programs is provided by the Center for International Securities and Derivatives Markets (“CISDM”), Isenberg School of Management, the University of Massachusetts, Amherst, MA. Indexes are unmanaged and returns are shown for illustrative purposes only. It is not possible to invest directly in an index. Generally, an aggressive investment that seeks the highest possible gains will have a greater degree of risk, whereas a conservative investment that offers safety of principal tends to provide lower returns over time. Keep in mind that while all investing involves risk, stocks tend to experience greater volatility and carry greater risks than bonds. The income and principal payments of U.S. government bonds are backed by the full faith and credit of the U.S. government. Other investments are not insured, and your proceeds from the resale of stocks, from the resale, early redemption, or repayment at maturity of bonds, or from the redemption of interests in a managed futures fund, may be more or less than what you originally paid for them. International investing may subject the portfolio to additional risks including currency, political, economic, and market risks. Managed futures investments are speculative, involve a high degree of risk, use significant leverage, have substantial charges, are generally less liquid than the other investments represented by the indices herein, and are suitable only for the risk capital portion of an investor’s portfolio. For a detailed discussion of the differences between each of the indices listed, prospective investors should carefully review the Notes to “Annual Returns of Various Asset Classes Over Time” Table, contained on pages 124-125 of the Charter Series Prospectus.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER CAMPBELL

All of the performance data below is as of September 30, 2005.

CHARTER CAMPBELL STATISTICS

Trading Advisor:      Campbell & Company, Inc.

Began Trading:      October 1, 2002

Net Assets in Fund:      $358.5 Million

Minimum Investment:      $20,000

Monthly Management Fee:            1/12 of 2.65% of Beg. Net Assets

Monthly Brokerage Fee:*      1/12 of 6.00% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

* On July 1, 2005, the brokerage fee was reduced from 1/12 of 6.25% to 1/12 of 6.00% of Beg. Net Assets.

RISK ANALYSIS

Compounded Annual Rate of Return:      7.27%
Standard of Monthly Returns:      4.09%
Annualized Standard:      14.17%
Sharpe Ratio:*      0.23
Largest Decline Period (03/04-09/04):      -14.69%
Average Recovery (No. of months):      3.50
Average Monthly Loss:      -2.91%
Standard of Monthly Loss:      2.23%
% of Losing Months:      44.44%
Average Monthly Gain:      3.52%
Standard of Monthly Gain:      2.75%
% of Winning Months:      55.56%

* Sharpe ratio is the compounded annual rate of return minus the risk-free U.S. Treasury Bill rate, divided by the annualized standard deviation.

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Campbell makes trading decisions for all clients’ accounts using proprietary technical trading models which analyze market statistics. Campbell’s trading models are designed to detect and exploit medium- to long-term price changes, while also applying proven risk management and portfolio management principles. Campbell believes that utilizing multiple trading models for the same client account provides an important level of diversification, and is most beneficial when multiple contracts in each market are traded. Every trading model may not trade every market. It is possible that one trading model may signal a long position while another trading model signals a short position in the same market. It is Campbell’s intention to offset these signals to reduce unnecessary trading, but if the signals are not simultaneous, both trades will be taken and since it is unlikely that both positions would prove profitable, in retrospect, one or both trades will appear to have been unnecessary. It is Campbell’s policy to follow trades signaled by each trading model independently of the other models. Campbell’s trading models may include trend-following trading models, counter-trend trading models and trading models that do not seek to identify or follow price trends at all.

Campbell applies risk management and portfolio management strategies to measure and manage overall portfolio risk. These strategies include portfolio structure, risk balance, capital allocation, and risk limitation. One objective of risk and portfolio management is to determine periods of relatively high and low portfolio risk, and when such points are reached, Campbell may reduce or increase position size accordingly. It is possible, however, that this reduction or increase in position size may not enhance the results achieved over time.

The trading advisor trades a limited portfolio of financial, metal and energy futures and forwards, and may thereby exhibit greater volatility than other trading programs.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

ENERGIES
Crude oil
Gas oil
Heating oil
Natural gas
FOREIGN
EXCHANGE
Australian dollar
British pound
Canadian dollar
Euro
Hong Kong dollar
Japanese yen
Mexican peso
New Zealand
  dollar
Singapore dollar
South African rand
Swiss franc
U.S. dollar
INTEREST RATES Australian Treasury Bonds British Government Bonds Canadian Government Bonds Eurodollar European Bonds Japanese Government Bonds U.S. Treasury Bonds U.S. Treasury Notes	METALS Copper Nickel Zinc STOCK INDICES DAX Euro Stoxx 50 FTSE 100 Hang Seng IBEX 35 NASDAQ 100 Nikkei 225 S&P 500 SPI 200 Taiwan

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER CAMPBELL PERFORMANCE

2002	2003	2004	2005
-4.20%	16.28%	3.95%	6.56%
(3 months			(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (9/30/02 = $10)

CORRELATION ANALYSIS (10/02 - 9/05)

Note: The closer the value to zero, the lower the correlation to the indices compared.

	Charter Campbell	CISDM	S&P	CITI	EAFE
Charter Campbell	1.00	0.91	-0.01	0.36	0.07
CISDM Public Fund Index		1.00	0.03	0.33	0.15
S & P 500 Index			1.00	-0.12	0.85
Citigroup Corporate Bond Index				1.00	0.00
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures programs is provided by the Center for International Securities and Derivatives Markets (“CISDM”), Isenberg School of Management, the University of Massachusetts, Amherst, MA. Indexes are unmanaged and returns are shown for illustrative purposes only. It is not possible to invest directly in an index. Generally, an aggressive investment that seeks the highest possible gains will have a greater degree of risk, whereas a conservative investment that offers safety of principal tends to provide lower returns over time. Keep in mind that while all investing involves risk, stocks tend to experience greater volatility and carry greater risks than bonds. The income and principal payments of U.S. government bonds are backed by the full faith and credit of the U.S. government. Other investments are not insured, and your proceeds from the resale of stocks, from the resale, early redemption, or repayment at maturity of bonds, or from the redemption of interests in a managed futures fund, may be more or less than what you originally paid for them. International investing may subject the portfolio to additional risks including currency, political, economic, and market risks. Managed futures investments are speculative, involve a high degree of risk, use significant leverage, have substantial charges, are generally less liquid than the other investments represented by the indices herein, and are suitable only for the risk capital portion of an investor’s portfolio. For a detailed discussion of the differences between each of the indices listed, prospective investors should carefully review the Notes to “Annual Returns of Various Asset Classes Over Time” Table, contained on pages 124-125 of the Charter Series Prospectus.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following charts update and replace through September 30, 2005, the “Fund Asset History” charts on pages 144-145.

Charter Graham
Fund Asset History

Charter Millburn
Fund Asset History

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Fund Asset History

Charter Campbell
Fund Asset History

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2005, the “Historical Performance Comparison” charts on pages 146-147. As of September 30, 2005, there were 79 public managed futures funds included in the calculation of the CISDM Public Fund Index, 19 of which are Morgan Stanley public managed futures funds.

Charter Graham vs. CISDM Public Fund Index
Historical Performance Comparison

Charter Millburn vs. CISDM Public Fund Index
Historical Performance Comparison

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM vs. CISDM Public Fund Index
Historical Performance Comparison

Charter Campbell vs. CISDM Public Fund Index
Historical Performance Comparison

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2005, the “Historical Performance Comparison (Rate of Return)” charts on pages 148-149.

Charter Graham vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

Charter Millburn vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

Charter Campbell vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2005, the “Historical Performance” charts on pages 150-156.

Charter Graham
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return	12 Mo. Holding Period		24 Mo. Holding Period
Feb-99			10.00
Mar-99	(8	.00)%	9.20	(8	.00)%
Apr-99	4.24%		9.59
May-99	(5	.94)%	9.02
Jun-99	6.65%		9.62	4.57%
Jul-99	(2	.60)%	9.37
Aug-99	4.70%		9.81
Sep-99	1.22%		9.93	3.22%
Oct-99	(6	.04)%	9.33
Nov-99	1.82%		9.50
Dec-99	8.32%		10.29	3.63%		2.90%
Jan-00	2.53%		10.55
Feb-00	(2	.37)%	10.30				3.00%
Mar-00	0.29%		10.33	0.39%			12.28%
Apr-00	(4	.94)%	9.82				2.40%
May-00	(3	.97)%	9.43				4.55%
Jun-00	(5	.51)%	8.91	(13	.75)%		(7	.38)%
Jul-00	(1	.80)%	8.75				(6	.62)%
Aug-00	7.09%		9.37				(4	.49)%
Sep-00	(1	.60)%	9.22	3.48%			(7	.15)%
Oct-00	2.93%		9.49				1.71%
Nov-00	16.54%		11.06				16.42%
Dec-00	13.47%		12.55	36.12%		21.96%	21.96%
Jan-01	(1	.99)%	12.30				16.59%
Feb-01	3.41%		12.72				23.50%		27.20%
Mar-01	8.41%		13.79	9.88%			33.49%		49.89%
Apr-01	(10	.66)%	12.32				25.46%		28.47%
May-01	0.81%		12.42				31.71%		37.69%
Jun-01	(0	.64)%	12.34	(10	.51)%		38.50%		28.27%
Jul-01	(3	.57)%	11.90				36.00%		27.00%
Aug-01	6.05%		12.62				34.69%		28.64%
Sep-01	14.82%		14.49	17.42%			57.16%		45.92%
Oct-01	9.18%		15.82				66.70%		69.56%
Nov-01	(13	.72)%	13.65				23.42%		43.68%
Dec-01	0.88%		13.77	(4	.97)%	9.72%	9.72%		33.82%
Jan-02	1.60%		13.99				13.74%		32.61%
Feb-02	(3	.22)%	13.54				6.45%		31.46%
Mar-02	(3	.18)%	13.11	(4	.79)%		(4	.93)%	26.91%
Apr-02	(8	.09)%	12.05				(2	.19)%	22.71%
May-02	5.31%		12.69				2.17%		34.57%
Jun-02	13.87%		14.45	10.22%			17.10%		62.18%
Jul-02	15.92%		16.75				40.76%		91.43%
Aug-02	6.87%		17.90				41.84%		91.04%
Sep-02	7.09%		19.17	32.66%			32.30%		107.92%
Oct-02	(7	.25)%	17.78				12.39%		87.36%
Nov-02	(3	.32)%	17.19				25.93%		55.42%
Dec-02	9.60%		18.84	(1	.72)%	36.82%	36.82%		50.12%
Jan-03	8.39%		20.42				45.96%		66.02%
Feb-03	8.62%		22.18				63.81%		74.37%
Mar-03	(9	.65)%	20.04	6.37%			52.86%		45.32%
Apr-03	0.50%		20.14				67.14%		63.47%
May-03	9.19%		21.99				73.29%		77.05%
Jun-03	(7	.14)%	20.42	1.90%			41.31%		65.48%
Jul-03	(1	.86)%	20.04				19.64%		68.40%
Aug-03	2.45%		20.53				14.69%		62.68%
Sep-03	(11	.15)%	18.24	(10	.68)%		(4	.85)%	25.88%
Oct-03	10.03%		20.07				12.88%		26.86%
Nov-03	2.24%		20.52				19.37%		50.33%
Dec-03	6.63%		21.88	19.96%		16.14%	16.14%		58.90%
Jan-04	1.14%		22.13				8.37%		58.18%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Graham
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-04	8.13%		23.93					7.89%		76.74%
Mar-04	(0	.67)%	23.77	8.64%				18.61%		81.31%
Apr-04	(10	.18)%	21.35					6.01%		77.18%
May-04	(3	.98)%	20.50					(6	.78)%	61.54%
Jun-04	(4	.88)%	19.50	(17	.96)%			(4	.51)%	34.95%
Jul-04	(5	.28)%	18.47					(7	.83)%	10.27%
Aug-04	(0	.22)%	18.43					(10	.23)%	2.96%
Sep-04	2.50%		18.89	(3	.13)%			3.56%		(1	.46)%
Oct-04	6.56%		20.13					0.30%		13.22%
Nov-04	5.71%		21.28					3.70%		23.79%
Dec-04	4.14%		22.16	17.31%		1.28%		1.28%		17.62%
Jan-05	(9	.70)%	20.01					(9	.58)%	(2	.01)%
Feb-05	(1	.60)%	19.69					(17	.72)%	(11	.23)%
Mar-05	(1	.93)%	19.31	(12	.86)%			(18	.76)%	(3	.64)%
Apr-05	(9	.79)%	17.42					(18	.41)%	(13	.51)%
May-05	1.38%		17.66					(13	.85)%	(19	.69)%
Jun-05	5.04%		18.55	(3	.94)%			(4	.87)%	(9	.16)%
Jul-05	(2	.16)%	18.15					(1	.73)%	(9	.43)%
Aug-05	0.28%		18.20					(1	.25)%	(11	.35)%
Sep-05	3.74		18.88	1.78%		(14	.80)%	(0	.05)%	3.51%
Compounded Annual ROR:				10.13%
Standard Deviation of Monthly Returns:				6.81%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Millburn
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-99			10.00
Mar-99	(0	.50)%	9.95	(0	.50)%
Apr-99	5.03%		10.45
May-99	(3	.54)%	10.08
Jun-99	5.16%		10.60	6.53%
Jul-99	(3	.77)%	10.20
Aug-99	0.98%		10.30
Sep-99	0.19%		10.32	(2	.64)%
Oct-99	(12	.69)%	9.01
Nov-99	1.44%		9.14
Dec-99	1.53%		9.28	(10	.08)%	(7	.20)%
Jan-00	2.16%		9.48
Feb-00	(1	.79)%	9.31					(6	.90)%
Mar-00	(5	.26)%	8.82	(4	.96)%			(11	.36)%
Apr-00	0.68%		8.88					(15	.02)%
May-00	(2	.25)%	8.68					(13	.89)%
Jun-00	(4	.72)%	8.27	(6	.24)%			(21	.98)%
Jul-00	(1	.45)%	8.15					(20	.10)%
Aug-00	3.07%		8.40					(18	.45)%
Sep-00	(2	.26)%	8.21	(0	.73)%			(20	.45)%
Oct-00	4.02%		8.54					(5	.22)%
Nov-00	4.45%		8.92					(2	.41)%
Dec-00	16.59%		10.40	26.67%		12.07%		12.07%
Jan-01	0.58%		10.46					10.34%
Feb-01	(2	.29)%	10.22					9.77%		2.20%
Mar-01	9.69%		11.21	7.79%				27.10%		12.66%
Apr-01	(6	.69)%	10.46					17.79%		0.10%
May-01	1.63%		10.63					22.47%		5.46%
Jun-01	(3	.01)%	10.31	(8	.03)%			24.67%		(2	.74)%
Jul-01	(6	.21)%	9.67					18.65%		(5	.20)%
Aug-01	2.69%		9.93					18.21%		(3	.59)%
Sep-01	(3	.42)%	9.59	(6	.98)%			16.81%		(7	.07)%
Oct-01	4.69%		10.04					17.56%		11.43%
Nov-01	(10	.16)%	9.02					1.12%		(1	.31)%
Dec-01	2.33%		9.23	(3	.75)%	(11	.25)%	(11	.25)%	(0	.54)%
Jan-02	1.30%		9.35					(10	.61)%	(1	.37)%
Feb-02	(4	.49)%	8.93					(12	.62)%	(4	.08)%
Mar-02	0.67%		8.99	(2	.60)%			(19	.80)%	1.93%
Apr-02	(4	.56)%	8.58					(17	.97)%	(3	.38)%
May-02	4.31%		8.95					(15	.80)%	3.11%
Jun-02	14.97%		10.29	14.46%				(0	.19)%	24.43%
Jul-02	7.19%		11.03					14.06%		35.34%
Aug-02	1.36%		11.18					12.59%		33.10%
Sep-02	6.80%		11.94	16.03%				24.50%		45.43%
Oct-02	(9	.38)%	10.82					7.77%		26.70%
Nov-02	(4	.90)%	10.29					14.08%		15.36%
Dec-02	8.65%		11.18	(6	.37)%	21.13%		21.13%		7.50%
Jan-03	4.65%		11.70					25.13%		11.85%
Feb-03	6.75%		12.49					39.87%		22.21%
Mar-03	(11	.05)%	11.11	(0	.63)%			23.58%		(0	.89)%
Apr-03	0.18%		11.13					29.72%		6.41%
May-03	11.59%		12.42					38.77%		16.84%
Jun-03	(5	.23)%	11.77	5.94%				14.38%		14.16%
Jul-03	1.44%		11.94					8.25%		23.47%
Aug-03	1.68%		12.14					8.59%		22.26%
Sep-03	(0	.58)%	12.07	2.55%				1.09%		25.86%
Oct-03	(8	.95)%	10.99					1.57%		9.46%
Nov-03	(2	.82)%	10.68					3.79%		18.40%
Dec-03	4.03%		11.11	(7	.95)%	(0	.63)%	(0	.63)%	20.37%
Jan-04	1.26%		11.25					(3	.85)%	20.32%
Feb-04	3.64%		11.66					(6	.65)%	30.57%
Mar-04	(1	.80)%	11.45	3.06%				3.06%		27.36%
Apr-04	(11	.09)%	10.18					(8	.54)%	18.65%
May-04	(2	.16)%	9.96					(19	.81)%	11.28%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Millburn
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Jun-04	(4	.72)%	9.49	(17	.12)%			(19	.37)%	(7	.77)%
Jul-04	(5	.27)%	8.99					(24	.71)%	(18	.50)%
Aug-04	(2	.34)%	8.78					(27	.68)%	(21	.47)%
Sep-04	1.03%		8.87	(6	.53)%			(26	.51)%	(25	.71)%
Oct-04	6.88%		9.48					(13	.74)%	(12	.38)%
Nov-04	9.81%		10.41					(2	.53)%	1.17%
Dec-04	1.06%		10.52	18.60%		(5	.31)%	(5	.31)%	(5	.90)%
Jan-05	(4	.47)%	10.05					(10	.67)%	(14	.10)%
Feb-05	0.00%		10.05					(13	.81)%	(19	.54)%
Mar-05	(3	.78)%	9.67	(8	.08)%			(15	.55)%	(12	.96)%
Apr-05	(5	.07)%	9.18					(9	.82)%	(17	.52)%
May-05	1.31%		9.30					(6	.63)%	(25	.12)%
Jun-05	4.09%		9.68	0.10%				2.00%		(17	.76)%
Jul-05	(0	.31)%	9.65					7.34%		(19	.18)%
Aug-05	1.24%		9.77					11.28%		(19	.52)%
Sep-05	4.81%		10.24	5.79%		(2	.66)%	15.45%		(15	.16)%
Compounded Annual ROR:				0.36%
Standard Deviation of Monthly Returns:				5.62%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-94			10.00
Mar-94	2.28%		10.23	2.28%
Apr-94	(2	.36)%	9.99
May-94	2.58%		10.24
Jun-94	2.15%		10.46	2.31%
Jul-94	(4	.57)%	9.99
Aug-94	(5	.22)%	9.46
Sep-94	(1	.44)%	9.33	(10	.86)%
Oct-94	4.96%		9.79
Nov-94	1.72%		9.96
Dec-94	(6	.95)%	9.27	(0	.65)%	(7	.32)%
Jan-95	(12	.87)%	8.07
Feb-95	11.47%		9.00					(9	.99)%
Mar-95	28.77%		11.59	25.06%				13.32%
Apr-95	4.41%		12.10					21.18%
May-95	1.21%		12.25					19.56%
Jun-95	(2	.60)%	11.93	2.92%				14.00%
Jul-95	0.48%		11.99					20.03%
Aug-95	3.58%		12.41					31.17%
Sep-95	(4	.93)%	11.80	(1	.06)%			26.53%
Oct-95	(1	.79)%	11.59					18.39%
Nov-95	(4	.17)%	11.11					11.54%
Dec-95	1.68%		11.30	(4	.30)%	21.88%		21.88%
Jan-96	2.85%		11.62					43.87%
Feb-96	(11	.64)%	10.27					14.05%		2.65%
Mar-96	0.89%		10.36	(8	.31)%			(10	.65)%	1.25%
Apr-96	3.90%		10.76					(11	.08)%	7.75%
May-96	(4	.67)%	10.26					(16	.24)%	0.14%
Jun-96	(1	.55)%	10.10	(2	.48)%			(15	.34)%	(3	.49)%
Jul-96	5.97%		10.70					(10	.71)%	7.18%
Aug-96	(2	.48)%	10.44					(15	.93)%	10.27%
Sep-96	4.88%		10.95	8.38%				(7	.26)%	17.34%
Oct-96	8.88%		11.92					2.82%		21.72%
Nov-96	7.53%		12.82					15.37%		28.68%
Dec-96	(8	.37)%	11.74	7.29%		3.97%		3.97%		26.71%
Jan-97	10.03%		12.92					11.23%		60.02%
Feb-97	6.10%		13.71					33.56%		52.32%
Mar-97	(8	.05)%	12.61	7.34%				21.72%		8.76%
Apr-97	(5	.89)%	11.86					10.25%		(1	.97)%
May-97	0.36%		11.91					16.06%		(2	.79)%
Jun-97	0.42%		11.96	(5	.15)%			18.38%		0.23%
Jul-97	15.17%		13.77					28.65%		14.88%
Aug-97	(3	.21)%	13.33					27.70%		7.36%
Sep-97	4.51%		13.93	16.50%				27.25%		18.01%
Oct-97	(4	.59)%	13.29					11.50%		14.64%
Nov-97	6.81%		14.19					10.75%		27.77%
Dec-97	4.43%		14.82	6.42%		26.22%		26.22%		31.23%
Jan-98	(1	.65)%	14.58					12.82%		25.49%
Feb-98	(2	.21)%	14.26					3.98%		38.88%
Mar-98	(0	.69)%	14.16	(4	.49)%			12.31%		36.70%
Apr-98	(5	.90)%	13.32					12.29%		23.80%
May-98	6.70%		14.21					19.39%		38.57%
Jun-98	(0	.81)%	14.10	(0	.41)%			17.92%		39.60%
Jul-98	(4	.53)%	13.46					(2	.24)%	25.77%
Aug-98	15.33%		15.52					16.48%		48.74%
Sep-98	1.62%		15.78	11.89%				13.26%		44.12%
Oct-98	1.57%		16.02					20.58%		34.45%
Nov-98	(5	.12)%	15.20					7.11%		18.62%
Dec-98	2.44%		15.57	(1	.28)%	5.07%		5.07%		32.62%
Jan-99	(5	.38)%	14.74					1.08%		14.04%
Feb-99	1.34%		14.93					4.76%		8.93%
Mar-99	(3	.27)%	14.45	(7	.25)%			2.04%		14.60%
Apr-99	2.78%		14.85					11.45%		25.15%
May-99	(4	.36)%	14.20					(0	.10)%	19.27%
Jun-99	0.54%		14.28	(1	.17)%			1.26%		19.41%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Jul-99	(0	.47)%	14.21					5.56%		3.19%
Aug-99	5.00%		14.92					(3	.89)%	11.95%
Sep-99	0.14%		14.94	4.66%				(5	.29)%	7.27%
Oct-99	(9	.69)%	13.49					(15	.79)%	1.54%
Nov-99	2.39%		13.82					(9	.12)%	(2	.66)%
Dec-99	2.35%		14.14	(5	.36)%	(9	.21)%	(9	.21)%	(4	.60)%
Jan-00	(0	.68)%	14.04					(4	.69)%	(3	.66)%
Feb-00	(0	.66)%	13.95					(6	.58)%	(2	.13)%
Mar-00	4.72%		14.61	3.33%				1.14%		3.20%
Apr-00	2.15%		14.92					0.52%		12.03%
May-00	2.34%		15.27					7.56%		7.45%
Jun-00	(4	.32)%	14.61	0.03%				2.37%		3.65%
Jul-00	(7	.75)%	13.48					(5	.12)%	0.16%
Aug-00	3.32%		13.93					(6	.64)%	(10	.28)%
Sep-00	(1	.33)%	13.74	(5	.96)%			(8	.02)%	(12	.89)%
Oct-00	1.29%		13.92					3.16%		(13	.13)%
Nov-00	4.31%		14.52					5.10%		(4	.49)%
Dec-00	20.52%		17.50	27.34%		23.77%		23.77%		12.37%
Jan-01	(4	.29)%	16.75					19.27%		13.67%
Feb-01	0.42%		16.82					20.56%		12.63%
Mar-01	7.07%		18.01	2.91%				23.27%		24.68%
Apr-01	(7	.72)%	16.62					11.36%		11.94%
May-01	5.96%		17.61					15.30%		24.01%
Jun-01	(2	.10)%	17.24	(4	.28)%			17.97%		20.76%
Jul-01	(0	.93)%	17.08					26.69%		20.21%
Aug-01	4.68%		17.88					28.37%		19.84%
Sep-01	(1	.29)%	17.65	2.38%				28.43%		18.13%
Oct-01	7.54%		18.98					36.36%		40.67%
Nov-01	(7	.80)%	17.50					20.52%		26.67%
Dec-01	(3	.31)%	16.92	(4	.14)%	(3	.31)%	(3	.31)%	19.66%
Jan-02	1.65%		17.20					2.69%		22.47%
Feb-02	(2	.27)%	16.81					(0	.06)%	20.49%
Mar-02	(0	.06)%	16.80	(0	.71)%			(6	.72)%	14.99%
Apr-02	1.07%		16.98					2.17%		13.77%
May-02	6.71%		18.12					2.90%		18.64%
Jun-02	11.37%		20.18	20.12%				17.05%		38.09%
Jul-02	3.77%		20.94					22.60%		55.33%
Aug-02	3.39%		21.65					21.09%		55.44%
Sep-02	3.19%		22.34	10.70%				26.57%		62.56%
Oct-02	(8	.59)%	20.42					7.59%		46.70%
Nov-02	0.64%		20.55					17.43%		41.53%
Dec-02	6.28%		21.84	(2	.24)%	29.08%		29.08%		24.80%
Jan-03	12.73%		24.62					43.14%		46.99%
Feb-03	11.70%		27.50					63.59%		63.50%
Mar-03	(9	.78)%	24.81	13.60%				47.68%		37.76%
Apr-03	2.98%		25.55					50.47%		53.73%
May-03	3.48%		26.44					45.92%		50.14%
Jun-03	(12	.78)%	23.06	(7	.05)%			14.27%		33.76%
Jul-03	1.91%		23.50					12.23%		37.59%
Aug-03	(4	.64)%	22.41					3.51%		25.34%
Sep-03	(5	.27)%	21.23	(7	.94)%			(4	.97)%	20.28%
Oct-03	(5	.84)%	19.99					(2	.11)%	5.32%
Nov-03	(0	.30)%	19.93					(3	.02)%	13.89%
Dec-03	3.96%		20.72	(2	.40)%	(5	.13)%	(5	.13)%	22.46%
Jan-04	(0	.14)%	20.69					(15	.96)%	20.29%
Feb-04	7.10%		22.16					(19	.42)%	31.83%
Mar-04	(5	.01)%	21.05	1.59%				(15	.16)%	25.30%
Apr-04	(9	.98)%	18.95					(25	.83)%	11.60%
May-04	(3	.69)%	18.25					(30	.98)%	0.72%
Jun-04	(8	.16)%	16.76	(20	.38)%			(27	.32)%	(16	.95)%
Jul-04	(4	.89)%	15.94					(32	.17)%	(23	.88)%
Aug-04	4.33%		16.63					(25	.79)%	(23	.19)%
Sep-04	0.54%		16.72	(0	.24)%			(21	.24)%	(25	.16)%
Oct-04	7.95%		18.05					(9	.70)%	(11	.61)%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Nov-04	4.32%		18.83					(5	.52)%	(8	.37)%
Dec-04	3.88%		19.56	16.99%		(5	.60)%	(5	.60)%	(10	.44)%
Jan-05	(7	.72)%	18.05					(12	.76)%	(26	.69)%
Feb-05	(4	.71)%	17.20					(22	.38)%	(37	.45)%
Mar-05	(3	.95)%	16.52	(15	.54)%			(21	.52)%	(33	.41)%
Apr-05	(9	.20)%	15.00					(20	.84)%	(41	.29)%
May-05	8.40%		16.26					(10	.90)%	(38	.50)%
Jun-05	1.91%		16.57	0.30%				(1	.13)%	(28	.14)%
Jul-05	(5	.49)%	15.66					(1	.76)%	(33	.36)%
Aug-05	2.30%		16.02					(3	.67)%	(28	.51)%
Sep-05	(0	.62)%	15.92	(3	.92)%	(18	.61)%	(4	.78)%	(25	.01)%
Compounded Annual ROR:				4.10%
Standard Deviation of Monthly Returns:				6.33%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Campbell
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Sep-02			10.00
Oct-02	(5	.60)%	9.44
Nov-02	(1	.91)%	9.26
Dec-02	3.46%		9.58	(4	.20)%	(4	.20)%
Jan-03	7.52%		10.30
Feb-03	7.38%		11.06
Mar-03	(6	.06)%	10.39	8.46%
Apr-03	2.98%		10.70
May-03	2.34%		10.95
Jun-03	(1	.46)%	10.79	3.85%
Jul-03	(5	.19)%	10.23
Aug-03	2.15%		10.45
Sep-03	(1	.34)%	10.31	(4	.45)%			3.10%
Oct-03	2.23%		10.54					11.65%
Nov-03	0.85%		10.63					14.79%
Dec-03	4.80%		11.14	8.05%		16.28%		16.28%
Jan-04	2.69%		11.44					11.07%
Feb-04	10.58%		12.65					14.38%
Mar-04	0.63%		12.73	14.27%				22.52%
Apr-04	(6	.99)%	11.84					10.65%
May-04	(0	.84)%	11.74					7.21%
Jun-04	(3	.58)%	11.32	(11	.08)%			4.91%
Jul-04	(1	.06)%	11.20					9.48%
Aug-04	(1	.34)%	11.05					5.74%
Sep-04	(1	.72)%	10.86	(4	.06)%			5.33%		8.60%
Oct-04	2.30%		11.11					5.41%		17.69%
Nov-04	3.87%		11.54					8.56%		24.62%
Dec-04	0.35%		11.58	6.63%		3.95%		3.95%		20.88%
Jan-05	(2	.33)%	11.31					(1	.14)%	9.81%
Feb-05	(1	.33)%	11.16					(11	.78)%	0.90%
Mar-05	(0	.09)%	11.15	(3	.71)%			(12	.41)%	7.31%
Apr-05	0.18%		11.17					(5	.66)%	4.39%
May-05	4.74%		11.70					(0	.34)%	6.85%
Jun-05	6.50%		12.46	11.75%				10.07%		15.48%
Jul-05	1.04%		12.59					12.41%		23.07%
Aug-05	(5	.64)%	11.88					7.51%		13.68%
Sep-05	3.87%		12.34	(0	.96)%	6.56%		13.63%		19.69%
Compounded Annual ROR:				7.27%
Standard Deviation of Monthly Returns:				4.09%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

NOTICE TO OHIO RESIDENTS

      The following updates and supplements the “State Suitability Requirements” in the Subscription Agreement and Power of Attorney included as Exhibit B to the Prospectus.

      By signing the Subscription and Exchange Agreement and Power of Attorney, Ohio residents will be deemed to represent and warrant that they meet the following special suitability requirements.

Ohio:   Solely with respect to subscribers who have not purchased Units of any Charter Series partnership at or prior to the November 30, 2005 Monthly Closing, (a) $250,000 NW and investment may not exceed 10% of NW, or (b) $70,000 NW and $70,000 AI and investment may not exceed 10% of NW.

FINANCIAL STATEMENTS

INDEX

Page
Morgan Stanley Charter Series
Report of Independent Registered Public Accounting Firm	S-72
Statements of Financial Condition as of September 30, 2005 (unaudited) and as of December 31, 2004 and 2003	S-73

Statements of Operations for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), for the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the years ended December 31, 2004 and 2003 and for the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P.

S-77

Statements of Changes in Partners’ Capital for the nine months ended September 30, 2005 (unaudited), for the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the years ended December 31, 2004 and 2003 and for the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P.

S-81

Statements of Cash Flows for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), for the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the years ended December 31, 2004 and 2003 and for the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P.

S-83
Schedules of Investments	S-87
Notes to Financial Statements	S-91
Demeter Management Corporation
Independent Auditors’ Report	S-100
Statements of Financial Condition as of August 31, 2005 (unaudited) and as of November 30, 2004 and 2003	S-101
Notes to Statements of Financial Condition	S-102

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of
   Morgan Stanley Charter Graham L.P.
   Morgan Stanley Charter Millburn L.P.
   Morgan Stanley Charter MSFCM L.P.
   Morgan Stanley Charter Campbell L.P.

We have audited the accompanying statements of financial condition, of Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., Morgan Stanley Charter MSFCM L.P. and Morgan Stanley Charter Campbell L.P. (collectively, the “Partnerships”), including the schedules of investments, as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., and Morgan Stanley Charter MSFCM L.P. and for the years ended December 31, 2004 and 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., Morgan Stanley Charter MSFCM L.P. and Morgan Stanley Charter Campbell L.P. at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., and Morgan Stanley Charter MSFCM L.P., and for the years ended December 31, 2004 and 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 11, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Partnerships’ internal control over financial reporting and an unqualified opinion on the effectiveness of the Partnerships’ internal control over financial reporting.

New York, New York
March 11, 2005

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2005	2004	2003
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	435,078,002	469,228,886	245,088,422
Net unrealized gain on open contracts (Morgan Stanley & Co.)	8,884,754	372,464	9,532,167
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	3,158,679	(132,550)	6,934,499

Total net unrealized gain on open contracts	12,043,433	239,914	16,466,666

Total Trading Equity	447,121,435	469,468,800	261,555,088
Subscriptions receivable	8,943,282	15,265,122	14,005,999
Interest receivable (Morgan Stanley DW)	1,214,064	778,963	196,094

Total Assets	457,278,781	485,512,885	275,757,181

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	11,779,258	5,991,320	3,370,668
Accrued brokerage fees (Morgan Stanley DW)	2,146,967	2,336,127	1,270,243
Accrued management fees	715,656	747,560	406,478

Total Liabilities	14,641,881	9,075,007	5,047,389

PARTNERS’ CAPITAL
Limited Partners (23,191,229.409, 21,265,535.495, and 12,239,934.203 Units, respectively)	437,791,742	471,290,914	267,851,230
General Partner (256,663.501, 232,240.705, and 130,627.064 Units, respectively)	4,845,158	5,146,964	2,858,562

Total Partners’ Capital	442,636,900	476,437,878	270,709,792

Total Liabilities and Partners’ Capital	457,278,781	485,512,885	275,757,181

NET ASSET VALUE PER UNIT	18.88	22.16	21.88

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2005	2004	2003
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	49,216,887	58,204,901	59,756,846
Net unrealized gain on open contracts (Morgan Stanley & Co.)	3,617,295	3,182,764	4,376,376
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	(34,931)	114,741	—

Total net unrealized gain on open contracts	3,582,364	3,297,505	4,376,376

Total Trading Equity	52,799,251	61,502,406	64,133,222
Subscriptions receivable	389,150	1,100,388	2,719,812
Interest receivable (Morgan Stanley DW)	124,912	92,043	45,599

Total Assets	53,313,313	62,694,837	66,898,633

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	4,177,566	1,689,928	1,601,321
Accrued brokerage fees (Morgan Stanley DW)	251,027	315,431	319,177
Accrued management fees	83,675	100,938	102,137

Total Liabilities	4,512,268	2,106,297	2,022,635

PARTNERS’ CAPITAL
Limited Partners (4,700,191.592, 5,693,351.324, and 5,778,353.071 Units, respectively)	48,113,201	59,881,786	64,188,800
General Partner (67,195.701, 67,195.701, and 61,862.368 Units, respectively)	687,844	706,754	687,198

Total Partners’ Capital	48,801,045	60,588,540	64,875,998

Total Liabilities and Partners’ Capital	53,313,313	62,694,837	66,898,633

NET ASSET VALUE PER UNIT	10.24	10.52	11.11

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2005	2004	2003
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	177,890,420	213,442,730	161,809,223
Net unrealized gain (loss) on open contracts (Morgan Stanley & Co.)	(10,350,696)	13,483,848	3,139,491
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	(846,268)	(460,130)	3,771,371

Total net unrealized gain (loss) on open contracts	(11,196,964)	13,023,718	6,910,862

Total Trading Equity	166,693,456	226,466,448	168,720,085
Subscriptions receivable	744,044	5,099,306	8,566,805
Interest receivable (Morgan Stanley DW)	479,598	344,686	122,459

Total Assets	167,917,098	231,910,440	177,409,349

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	6,318,470	4,737,970	2,825,203
Accrued brokerage fees (Morgan Stanley DW)	835,136	1,129,383	840,610
Accrued management fees (VK Capital Inc.)	278,378	361,403	268,996

Total Liabilities	7,431,984	6,228,756	3,934,809

PARTNERS’ CAPITAL
Limited Partners (9,954,087.263, 11,410,826.848, and 8,284,969.696 Units, respectively)	158,497,970	223,240,153	171,628,106
General Partner (124,797.841, 124,797.841, and 89,132.554 Units, respectively)	1,987,144	2,441,531	1,846,434

Total Partners’ Capital	160,485,114	225,681,684	173,474,540

Total Liabilities and Partners’ Capital	167,917,098	231,910,440	177,409,349

NET ASSET VALUE PER UNIT	15.92	19.56	20.72

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2005	2004	2003
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	341,760,239	267,002,332	97,828,371
Net unrealized gain (loss) on open contracts (Morgan Stanley & Co.)	15,850,089	(905,509)	5,068,363
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	538,715	(91,713)	144,170

Total net unrealized gain (loss) on open contracts	16,388,804	(997,222)	5,212,533

Total Trading Equity	358,149,043	266,005,110	103,040,904
Subscriptions receivable	11,325,975	14,332,785	9,775,917
Interest receivable (Morgan Stanley DW)	918,603	437,260	70,846

Total Assets	370,393,621	280,775,155	112,887,667

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	9,432,298	3,320,046	825,951
Accrued brokerage fees (Morgan Stanley DW)	1,717,161	1,372,469	508,438
Accrued management fees	758,412	581,926	215,577
Accrued incentive fee	—	—	9,503

Total Liabilities	11,907,871	5,274,441	1,559,469

PARTNERS’ CAPITAL
Limited Partners (28,740,482.570, 23,535,882.766, and 9,879,493.243 Units, respectively)	354,639,084	272,588,976	110,098,161
General Partner (311,739.560, 251,405.283, and 110,375.550 Units, respectively)	3,846,666	2,911,738	1,230,037

Total Partners’ Capital	358,485,750	275,500,714	111,328,198

Total Liabilities and Partners’ Capital	370,393,621	280,775,155	112,887,667

NET ASSET VALUE PER UNIT	12.34	11.58	11.14

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
INVESTMENT INCOME
Interest income (Morgan Stanley DW)	8,869,999	2,505,571	4,414,059	1,799,417	1,164,347

EXPENSES
Brokerage fees (Morgan Stanley DW)	20,237,371	15,800,402	22,233,723	11,874,342	4,751,864
Management fees	6,562,076	5,056,129	7,114,792	3,651,522	1,395,472
Incentive fees	—	5,135,381	5,135,381	4,657,891	3,660,660

Total Expenses	26,799,447	25,991,912	34,483,896	20,183,755	9,807,996

NET INVESTMENT LOSS	(17,929,448)	(23,486,341)	(30,069,837)	(18,384,338)	(8,643,649)

TRADING RESULTS
Trading profit (loss):
Realized	(65,619,686)	(36,859,950)	58,748,074	36,375,835	26,923,850
Net change in unrealized	11,803,519	6,023,056	(16,226,752)	9,253,741	6,346,817

Total Trading Results	(53,816,167)	(30,836,894)	42,521,322	45,629,576	33,270,667

NET INCOME (LOSS)	(71,745,615)	(54,323,235)	12,451,485	27,245,238	24,627,018

Net Income (Loss) Allocation:
Limited Partners	(70,963,809)	(53,724,001)	12,333,083	26,947,948	24,356,676
General Partner	(781,806)	(599,234)	118,402	297,290	270,342
Net Income (Loss) Per Unit:
Limited Partners	(3.28)	(2.99)	0.28	3.04	5.07
General Partner	(3.28)	(2.99)	0.28	3.04	5.07

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
INVESTMENT INCOME
Interest income (Morgan Stanley DW)	1,006,837	489,329	727,529	629,921	603,947

EXPENSES
Brokerage fees (Morgan Stanley DW)	2,507,649	2,941,710	3,804,604	3,658,103	2,355,852
Management fees	812,603	941,348	1,217,473	1,122,424	690,564
Incentive fees	—	—	—	476,219	99,341

Total Expenses	3,320,252	3,883,058	5,022,077	5,256,746	3,145,757

NET INVESTMENT LOSS	(2,313,415)	(3,393,729)	(4,294,548)	(4,626,825)	(2,541,810)

TRADING RESULTS
Trading profit (loss):
Realized	(11,277)	(9,278,304)	913,379	1,603,313	8,189,036
Net change in unrealized	284,859	(1,250,208)	(1,078,871)	1,734,999	1,206,647

Total Trading Results	273,582	(10,528,512)	(165,492)	3,338,312	9,395,683

NET INCOME (LOSS)	(2,039,833)	(13,922,241)	(4,460,040)	(1,288,513)	6,853,873

Net Income (Loss) Allocation:
Limited Partners	(2,020,923)	(13,770,838)	(4,419,596)	(1,275,885)	6,779,217
General Partner	(18,910)	(151,403)	(40,444)	(12,628)	74,656
Net Income (Loss) Per Unit:
Limited Partners	(0.28)	(2.24)	(0.59)	(0.07)	1.95
General Partner	(0.28)	(2.24)	(0.59)	(0.07)	1.95

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
INVESTMENT INCOME
Interest income (Morgan Stanley DW)\	3,893,989	1,515,552	2,427,231	1,305,055	937,878

EXPENSES
Brokerage fees (Morgan Stanley DW)	8,778,588	8,916,938	12,088,626	8,960,530	3,858,279
Management fees (VK Capital Inc.)	2,843,651	2,853,422	3,868,362	2,752,466	1,132,395
Incentive fees (VK Capital Inc.)	—	—	—	2,010,766	2,582,720

Total Expenses	11,622,239	11,770,360	15,956,988	13,723,762	7,573,394

NET INVESTMENT LOSS	(7,728,250)	(10,254,808)	(13,529,757)	(12,418,707)	(6,635,516)

TRADING RESULTS
Trading profit (loss):
Realized	(10,359,514)	(29,069,182)	(2,374,993)	(3,248,330)	12,083,168
Net change in unrealized	(24,220,682)	(2,705,039)	6,112,856	(655,041)	8,667,368

	(34,580,196)	(31,774,221)	3,737,863	(3,903,371)	20,750,536
Proceeds from Litigation Settlement	—	2,880	2,880	—	292,406

Total Trading Results	(34,580,196)	(31,771,341)	3,740,743	(3,903,371)	21,042,942

NET INCOME (LOSS)	(42,308,446)	(42,026,149)	(9,789,014)	(16,322,078)	14,407,426

Net Income (Loss) Allocation:
Limited Partners	(41,854,059)	(41,564,990)	(9,674,111)	(16,143,139)	14,239,699
General Partner	(454,387)	(461,159)	(114,903)	(178,939)	167,727
Net Income (Loss) Per Unit:
Limited Partners	(3.64)	(4.00)	(1.16)	(1.12)	4.92
General Partner	(3.64)	(4.00)	(1.16)	(1.12)	4.92

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,		For the Period from October 1, 2002 (commencement of operations) to December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
INVESTMENT INCOME
Interest income (Morgan Stanley DW)	6,243,197	1,379,960	2,467,486	522,737	35,475

EXPENSES
Brokerage fees (Morgan Stanley DW)	14,420,153	8,289,961	12,094,851	3,807,406	201,253
Management fees	6,206,334	3,514,942	5,128,216	1,586,956	81,992
Incentive fees	—	4,265,659	4,265,659	632,951	—

Total Expenses	20,626,487	16,070,562	21,488,726	6,027,313	283,245

NET INVESTMENT LOSS	(14,383,290)	(14,690,602)	(19,021,240)	(5,504,576)	(247,770)

TRADING RESULTS
Trading profit (loss):
Realized	19,160,706	2,276,947	28,264,123	8,138,778	(424,353)
Net change in unrealized	17,386,026	27,861	(6,209,755)	4,715,846	496,687

Total Trading Results	36,546,732	2,304,808	22,054,368	12,854,624	72,334

NET INCOME (LOSS)	22,163,442	(12,385,794)	3,033,128	7,350,048	(175,436)

Net Income (Loss) Allocation:
Limited Partners	21,928,514	(12,250,787)	3,001,427	7,267,734	(173,159)
General Partner	234,928	(135,007)	31,701	82,314	(2,277)
Net Income (Loss) Per Unit:
Limited Partners	0.76	(0.28)	0.44	1.56	(0.42)
General Partner	0.76	(0.28)	0.44	1.56	(0.42)

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Nine Months Ended
September 30, 2005 (Unaudited), and
For the Years Ended December 31, 2004, 2003 and 2002

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter Graham L.P.
Partners’ Capital, December 31, 2001	3,480,546.336	47,429,838	510,930	47,940,768
Offering of Units	3,256,032.080	52,245,849	450,000	52,695,849
Net income	—	24,356,676	270,342	24,627,018
Redemptions	(558,920.184)	(8,867,415)	—	(8,867,415)

Partners’ Capital, December 31, 2002	6,177,658.232	115,164,948	1,231,272	116,396,220
Offering of Units	7,061,916.942	143,646,579	1,330,000	144,976,579
Net income	—	26,947,948	297,290	27,245,238
Redemptions	(869,013.907)	(17,908,245)	—	(17,908,245)

Partners’ Capital, December 31, 2003	12,370,561.267	267,851,230	2,858,562	270,709,792
Offering of Units	10,495,671.792	219,363,280	2,170,000	221,533,280
Net loss	—	12,333,083	118,402	12,451,485
Redemptions	(1,368,456.859)	(28,256,679)	—	(28,256,679)

Partners’ Capital, December 31, 2004	21,497,776.200	471,290,914	5,146,964	476,437,878
Offering of Units	5,536,588.513	103,453,470	480,000	103,933,470
Net loss	—	(70,963,809)	(781,806)	(71,745,615)
Redemptions	(3,586,471.803)	(65,988,833)	—	(65,988,833)

Partners’ Capital, September 30, 2005	23,447,892.910	437,791,742	4,845,158	442,636,900

For the Nine Months Ended
September 30, 2005 (Unaudited), and
For the Years Ended December 31, 2004, 2003 and 2002

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter Millburn L.P.
Partners’ Capital, December 31, 2001	3,275,652.396	29,883,431	335,170	30,218,601
Offering of Units	1,249,986.726	12,765,966	70,000	12,835,966
Net income	—	6,779,217	74,656	6,853,873
Redemptions	(566,455.117)	(5,628,599)	—	(5,628,599)

Partners’ Capital, December 31, 2002	3,959,184.005	43,800,015	479,826	44,279,841
Offering of Units	2,596,025.144	29,901,428	220,000	30,121,428
Net loss	—	(1,275,885)	(12,628)	(1,288,513)
Redemptions	(714,993.710)	(8,236,758)	—	(8,236,758)

Partners’ Capital, December 31, 2003	5,840,215.439	64,188,800	687,198	64,875,998
Offering of Units	2,031,792.936	21,322,002	60,000	21,382,002
Net loss	—	(4,419,596)	(40,444)	(4,460,040)
Redemptions	(2,111,461.350)	(21,209,420)	—	(21,209,420)

Partners’ Capital, December 31, 2004	5,760,547.025	59,881,786	706,754	60,588,540
Offering of Units	497,867.073	4,867,648	—	4,867,648
Net loss	—	(2,020,923)	(18,910)	(2,039,833)
Redemptions	(1,491,026.805)	(14,615,310)	—	(14,615,310)

Partners’ Capital, September 30, 2005	4,767,387.293	48,113,201	687,844	48,801,045

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Nine Months Ended
September 30, 2005 (Unaudited), and
For the Years Ended December 31, 2004, 2003 and 2002

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter MSFCM L.P.
Partners’ Capital, December 31, 2001	2,505,315.694	41,832,302	567,646	42,399,948
Offering of Units	1,650,078.947	33,075,899	200,000	33,275,899
Net income	—	14,239,699	167,727	14,407,426
Redemptions	(291,943.370)	(5,704,540)	—	(5,704,540)

Partners’ Capital, December 31, 2002	3,863,451.271	83,443,360	935,373	84,378,733
Offering of Units	5,067,317.039	116,565,731	1,090,000	117,655,731
Net loss	—	(16,143,139)	(178,939)	(16,322,078)
Redemptions	(556,666.060)	(12,237,846)	—	(12,237,846)

Partners’ Capital, December 31, 2003	8,374,102.250	171,628,106	1,846,434	173,474,540
Offering of Units	4,820,781.793	91,495,743	710,000	92,205,743
Net loss	—	(9,674,111)	(114,903)	(9,789,014)
Redemptions	(1,659,259.354)	(30,209,585)	—	(30,209,585)

Partners’ Capital, December 31, 2004	11,535,624.689	223,240,153	2,441,531	225,681,684
Offering of Units	1,198,583.646	20,020,230	—	20,020,230
Net loss	—	(41,854,059)	(454,387)	(42,308,446)
Redemptions	(2,655,323.231)	(42,908,354)	—	(42,908,354)

Partners’ Capital, September 31, 2005	10,078,885.104	158,497,970	1,987,144	160,485,114

For the Nine Months Ended
September 30, 2005 (Unaudited), and
For the Years Ended December 31, 2004 and 2003, and For the Period from October 1, 2002 (commencement of operations) to December 31, 2002

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter Campbell L.P.
Partners’ Capital, Initial Offering	832,786.300	8,227,863	100,000	8,327,863
Offering of Units	1,216,003.471	11,350,313	120,000	11,470,313
Net loss	—	(173,159)	(2,277)	(175,436)
Redemptions	(2,118.644)	(20,297)	—	(20,297)

Partners’ Capital, December 31, 2002	2,046,671.127	19,384,720	217,723	19,602,443
Offering of Units	8,470,100.382	89,106,873	930,000	90,036,873
Net income	—	7,267,734	82,314	7,350,048
Redemptions	(526,902.716)	(5,661,166)	—	(5,661,166)

Partners’ Capital, December 31, 2003	9,989,868.793	110,098,161	1,230,037	111,328,198
Offering of Units	15,066,314.126	173,974,554	1,650,000	175,624,554
Net income	—	3,001,427	31,701	3,033,128
Redemptions	(1,268,894.870)	(14,485,166)	—	(14,485,166)

Partners’ Capital, December 31, 2004	23,787,288.049	272,588,976	2,911,738	275,500,714
Offering of Units	9,168,963.862	106,630,606	700,000	107,330,606
Net income	—	21,928,514	234,928	22,163,442
Redemptions	(3,904,029.781)	(46,509,012)	—	(46,509,012)

Partners’ Capital, September 30, 2005	29,052,222.130	354,639,084	3,846,666	358,485,750

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(71,745,615)	(54,323,235)	12,451,485	27,245,238	24,627,018
Noncash item included in net income (loss):
Net change in unrealized	(11,803,519)	(6,023,056)	16,226,752	(9,253,741)	(6,346,817)
(Increase) in operating assets:
Interest receivable (Morgan Stanley DW)	(435,101)	(211,500)	(582,869)	(82,925)	(43,615)
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	(189,160)	599,423	1,065,884	700,176	305,114
Accrued management fees	(31,904)	191,815	341,082	237,569	93,209

Net cash provided by (used for) operating activities	(84,205,299)	(59,766,553)	29,502,334	18,846,317	18,634,909

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from offering of Units	110,255,310	178,664,727	220,274,157	136,751,456	49,342,974
Cash paid from redemptions of Units	(60,200,895)	(16,580,226)	(25,636,027)	(15,019,824)	(8,714,914)

Net cash provided by financing activities	50,054,415	162,084,501	194,638,130	121,731,632	40,628,060

Net increase (decrease) in cash	(34,150,884)	102,317,948	224,140,464	140,577,949	59,262,969
Balance at beginning of period	469,228,886	245,088,422	245,088,422	104,510,473	45,247,504

Balance at end of period	435,078,002	347,406,370	469,228,886	245,088,422	104,510,473

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(2,039,833)	(13,922,241)	(4,460,040)	(1,288,513)	6,853,873
Noncash item included in net income (loss):
Net change in unrealized	(284,859)	1,250,208	1,078,871	(1,734,999)	(1,206,647)
(Increase) decrease in operating assets:
Interest receivable (Morgan Stanley DW)	(32,869)	(19,123)	(46,444)	3,033	(2,156)
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	(64,404)	(51,593)	(3,746)	96,557	53,304
Accrued management fees	(17,263)	(16,511)	(1,199)	36,176	17,585

Net cash provided by (used for) operating activities	(2,439,228)	(12,759,260)	(3,432,558)	(2,887,746)	5,715,959

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from offering of Units	5,578,886	19,590,863	23,001,426	28,930,014	12,119,569
Cash paid from redemptions of Units	(12,127,672)	(17,539,329)	(21,120,813)	(6,901,578)	(5,627,171)

Net cash provided by (used for) financing activities	(6,548,786)	2,051,534	1,880,613	22,028,436	6,492,398

Net increase (decrease) in cash	(8,988,014)	(10,707,726)	(1,551,945)	19,140,690	12,208,357
Balance at beginning of period	58,204,901	59,756,846	59,756,846	40,616,156	28,407,799

Balance at end of period	49,216,887	49,049,120	58,204,901	59,756,846	40,616,156

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(42,308,446)	(42,026,149)	(9,789,014)	(16,322,078)	14,407,426
Noncash item included in net income (loss):
Net change in unrealized	24,220,682	2,705,039	(6,112,856)	655,041	(8,667,368)
(Increase) in operating assets:
Interest receivable (Morgan Stanley DW)	(134,912)	(109,801)	(222,227)	(43,975)	(11,667)
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	(294,247)	123,051	288,773	411,884	175,910
Accrued management fees (VK Capital Inc.)	(83,025)	39,376	92,407	141,966	54,797

Net cash provided by (used for) operating activities	(18,599,948)	(39,268,484)	(15,742,917)	(15,157,162)	5,959,098

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from offering of Units	24,375,492	81,992,415	95,673,242	112,755,933	30,884,651
Cash paid from redemptions of Units	(41,327,854)	(21,746,644)	(28,296,818)	(9,688,768)	(6,217,612)

Net cash provided by (used for) financing activities	(16,952,362)	60,245,771	67,376,424	103,067,165	24,667,039

Net increase (decrease) in cash	(35,552,310)	20,977,287	51,633,507	87,910,003	30,626,137
Balance at beginning of period	213,442,730	161,809,223	161,809,223	73,899,220	43,273,083

Balance at end of period	177,890,420	182,786,510	213,442,730	161,809,223	73,899,220

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	For the Period from October 1, 2002 (commencement of operations) to December 31, 2002
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	22,163,442	(12,385,794)	3,033,128	7,350,048	(175,436)
Noncash item included in net income (loss):
Net change in unrealized	(17,386,026)	(27,861)	6,209,755	(4,715,846)	(496,687)
Increase in operating assets:
Interest receivable (Morgan Stanley DW)	(481,343)	(186,902)	(366,414)	(57,130)	(13,716)
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	344,692	645,598	864,031	422,526	85,912
Accrued management fees	176,486	273,734	366,349	180,575	35,002
Accrued incentive fees	—	(9,503)	(9,503)	9,503	—

Net cash provided by (used for) operating activities	4,817,251	(11,690,728)	10,097,346	3,189,676	(564,925)

CASH FLOWS FROM FINANCING ACTIVITIES
Initial offering	—	—	—	—	8,327,863
Cash received from offering of Units	110,337,416	134,804,771	171,067,686	84,088,113	7,643,156
Cash paid from redemptions of Units	(40,396,760)	(7,003,108)	(11,991,071)	(4,855,512)	—

Net cash provided by financing activities	69,940,656	127,801,663	159,076,615	79,232,601	15,971,019

Net increase in cash	74,757,907	116,110,935	169,173,961	82,422,277	15,406,094
Balance at beginning of period	267,002,332	97,828,371	97,828,371	15,406,094	—

Balance at end of period	341,760,239	213,939,306	267,002,332	97,828,371	15,406,094

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2004: $476,437,878

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	(757,683)	(0.16)	852,477	0.18	94,794
Equity	8,942,281	1.88	—	—	8,942,281
Foreign currency	(5,479,156)	(1.15)	(2,287,245)	(0.48)	(7,766,401)
Interest rate	2,408,876	0.50	443,338	0.09	2,852,214

Grand Total	5,114,318	1.07	(991,430)	(0.21)	4,122,888

Unrealized Currency Loss					(3,882,974)

Total Net Unrealized Gain per Statement of Financial Condition					239,914

Partnership Net Assets at December 31, 2003: $270,709,792

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized (Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	6,241,497	2.31	(5,968)	(0.01)	6,235,529
Equity	7,631,514	2.82	(262,587)	(0.10)	7,368,927
Foreign currency	4,816,855	1.78	(1,285,220)	(0.47)	3,531,635
Interest rate	(290,120)	(0.11)	—	—	(290,120)

Grand Total	18,399,746	6.80	(1,553,775)	(0.58)	16,845,971

Unrealized Currency Loss					(379,305)

Total Net Unrealized Gain per Statement of Financial Condition					16,466,666

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2004: $60,588,540

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	18,125	0.03	97,467	0.16	115,592
Equity	504,281	0.83	—	—	504,281
Foreign currency	1,029,901	1.70	(325,404)	(0.54)	704,497
Interest rate	(11,832)	(0.02)	10,402	0.02	(1,430)

Grand Total	1,540,475	2.54	(217,535)	(0.36)	1,322,940

Unrealized Currency Gain					1,974,565

Total Net Unrealized Gain per Statement of Financial Condition					3,297,505

Partnership Net Assets at December 31, 2003: $64,875,998

Futures and Forward Contracts:	Long Unrealized Gain	Percentage of Net Assets	Short Unrealized (Loss)	Percentage of Net Assets	Net Unrealized Gain
	$	%	$	%	$
Commodity	88,962	0.14	(438)	—	88,524
Equity	301,184	0.46	—	—	301,184
Foreign currency	3,458,602	5.33 *	(1,122,986)	(1.73)	2,335,616
Interest rate	20,495	0.03	(16,194)	(0.02)	4,301

Grand Total	3,869,243	5.96	(1,139,618)	(1.75)	2,729,625

Unrealized Currency Gain					1,646,751

Total Net Unrealized Gain per Statement of Financial Condition					4,376,376

* No single contract’s value exceeds 5% of Net Assets.

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2004: $225,681,684

Futures and Forward Contracts:	Long Unrealized Gain	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain
	$	%	$	%	$
Commodity	1,491,833	0.66	(1,169,823)	(0.52)	322,010
Equity	3,573,003	1.58	—	—	3,573,003
Foreign currency	8,362,854	3.71	—	—	8,362,854
Interest rate	613,394	0.27	486,725	0.22	1,100,119

Grand Total	14,041,084	6.22	(683,098)	(0.30)	13,357,986

Unrealized Currency Loss					(334,268)

Total Net Unrealized Gain per Statement of Financial Condition					13,023,718

Partnership Net Assets at December 31, 2003: $173,474,540

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	5,451,831	3.14	—	—	5,451,831
Equity	1,176,725	0.68	—	—	1,176,725
Foreign currency	1,100,599	0.63	—	—	1,100,599
Interest rate	(661,987)	(0.38)	—	—	(661,987)

Grand Total	7,067,168	4.07	—	—	7,067,168

Unrealized Currency Loss					(156,306)

Total Net Unrealized Gain per Statement of Financial Condition					6,910,862

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2004: $275,500,714

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	(559,611)	(0.20)	—	—	(559,611)
Equity	1,898,546	0.69	—	—	1,898,546
Foreign currency	(1,727,800)	(0.63)	(3,015,578)	(1.09)	(4,743,378)
Interest rate	2,000,017	0.72	452,692	0.16	2,452,709

Grand Total	1,611,152	0.58	(2,562,886)	(0.93)	(951,734)

Unrealized Currency Loss					(45,488)

Total Net Unrealized Loss per Statement of Financial Condition					(997,222)

Partnership Net Assets at December 31, 2003: $111,328,198

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized (Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Commodity	597,104	0.54	—	—	597,104
Equity	1,447,121	1.30	—	—	1,447,121
Foreign currency	5,860,684	5.26 *	(2,551,537)	(2.29)	3,309,147
Interest rate	(45,925)	(0.04)	(99,252)	(0.09)	(145,177)

Grand Total	7,858,984	7.06	(2,650,789)	(2.38)	5,208,195

Unrealized Currency Gain					4,338

Total Net Unrealized Gain per Statement of Financial Condition					5,212,533

* No single contract’s value exceeds 5% of Net Assets.

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Information with respect to 2005 is Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Morgan Stanley Charter Graham L.P. (“Charter Graham”), Morgan Stanley Charter MSFCM L.P. (“Charter MSFCM”), Morgan Stanley Charter Millburn L.P. (“Charter Millburn”) and Morgan Stanley Charter Campbell L.P. (“Charter Campbell”) (individually, a “Partnership”, or collectively, the “Partnerships”) are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, “Futures Interests”).

The general partner for each Partnership is Demeter Management Corporation (“Demeter”). The non-clearing commodity broker is Morgan Stanley DW Inc. (“Morgan Stanley DW”). The clearing commodity brokers are Morgan Stanley & Co. Incorporated (“MS & Co.”) and Morgan Stanley & Co. International Limited (“Morgan Stanley International”). The trading advisor for Charter MSFCM is VK Capital Inc. (“VK Capital”, formerly, Morgan Stanley Futures & Currency Management Inc.) Demeter, Morgan Stanley DW, MS & Co., Morgan Stanley International and VK Capital are wholly-owned subsidiaries of Morgan Stanley.

Effective June 20, 2002, Morgan Stanley Dean Witter & Co. changed its name to Morgan Stanley.

Effective July 29, 2002, Charter Campbell was added to the Charter Series and began trading on October 1, 2002.

Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

Use of Estimates — The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition — Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statement of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and Morgan Stanley International with respect to such Partnership’s assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

Net Income (Loss) per Unit — Net income (loss) per unit of limited partnership interest (“Unit(s)”) is computed using the weighted average number of Units outstanding during the period.

Condensed Schedules of Investments — In December 2003, the American Institute of Certified Public Accountants’ Accounting Standards Executive Committee issued Statement of Position

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

03-4 (“SOP 03-4”) “Reporting Financial Highlights and Schedule of Investments by Nonregistered Investment Partnerships: An Amendment to the Audit and Accounting Guide Audits Of Investment Companies and AICPA Statement of Position 95-2, Financial Reporting By Nonpublic Investment Partnerships”. SOP 03-4 requires commodity pools to disclose the number of contracts, the contracts’ expiration dates, and the cumulative unrealized gains/(losses) on open futures contracts, when the cumulative unrealized gains/(losses), on an open futures contract exceeds 5% of Net Assets, taking long and short positions into account separately. SOP 03-4 also requires ratios for net investment income/(losses), expenses before and after incentive fees, and net income/(losses) based on average net assets, and ratios for total return before and after incentive fees based on average units outstanding to be disclosed in Financial Highlights. SOP 03-4 was effective for fiscal years ending after December 15, 2003.

Equity in Futures Interests Trading Accounts — The Partnerships’ asset “Equity in futures interests trading accounts”, reflected on the Statements of Financial Condition, consists of (A) cash on deposit with Morgan Stanley DW, MS & Co. and Morgan Stanley International to be used as margin for trading; (B) net unrealized gains or losses on open contracts, which are valued at market and calculated as the difference between original contract value and market value; and (C) net option premiums, which represent the net of all monies paid and/or received for such option premiums.

The Partnerships, in their normal course of business, enter into various contracts with MS & Co. and Morgan Stanley International acting as their commodity brokers. Pursuant to brokerage agreements with MS & Co. and Morgan Stanley International, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis in the Partnerships’ Statements of Financial Condition.

The Partnerships have offset the fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of their master netting agreements with MS & Co., the sole counterparty on such contracts. The Partnerships have consistently applied their right to offset.

Brokerage and Related Transaction Fees and Costs — As of July 1, 2005, each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.00% of the Partnership’s Net Assets as of the first day of each month (a 6.00% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

Effective August 1, 2002 to June 30, 2005, each Partnership paid a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership’s Net Assets as of the first day of each month (a 6.25% annual rate).

From May 1, 2002 to July 31, 2002, each Partnership paid a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership’s Net Assets as of the first day of each month (a 6.75% annual rate).

From inception to April 30, 2002, each Partnership paid a flat-rate monthly brokerage fee of 1/12 of 7% of the Partnership’s Net Assets as of the first day of each month (a 7% annual rate).

Operating Expenses — Each Partnership incurs a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

Income Taxes — No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership’s revenues and expenses for income tax purposes.

Distributions — Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships’ profits.

Continuing Offering — Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

Redemptions — Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner’s local Morgan Stanley Branch office in time for it to be forwarded and received by Demeter before the last day of the month in which the redemption is to be effective. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.

Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

Exchanges — On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

Dissolution of the Partnerships — Charter MSFCM will terminate on December 31, 2025 and Charter Graham, Charter Millburn, and Charter Campbell will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership’s Limited Partnership Agreement.

Litigation Settlement — On February 27, 2002, Charter MSFCM received notification of a preliminary entitlement to payment from the Sumitomo Copper Litigation Settlement Administrator and received settlement award payments in the amount of $292,406 during August 2002, $2,880 during July 2004, and $3,661 during November 2005. Any amounts received are accounted for in the period received, for the benefit of the limited partners at the date of receipt.

Reclassifications — Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. Such reclassifications have no impact on the Partnerships’ reported net income (loss).

2. RELATED PARTY TRANSACTIONS

Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership’s cash is on deposit with Morgan Stanley DW, MS & Co. and Morgan Stanley

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

International in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decision for the Partnerships. The trading advisors for each Partnership at September 30, 2005 were as follows:

Morgan Stanley Charter Graham L.P.
   Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
   Millburn Ridgefield Corporation

Morgan Stanley Charter Campbell L.P.
   Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
   VK Capital Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

Management Fee — Charter Graham, Charter Millburn and Charter MSFCM, each pay its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership’s Net Assets under management by each trading advisor as of the first day of each month.

Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership’s Net Assets under management as of the first day of each month. Prior to August 1, 2003, Charter Campbell paid a flat-rate monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate) of the Partnership’s Net Assets under management as of the first day of each month.

Incentive Fee — Each Partnership’s incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Graham, Charter Millburn and Charter Campbell.

Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

4. FINANCIAL INSTRUMENTS

The Partnerships trade Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

The market value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which market value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The market value of off-exchange-traded contracts is based on the fair market value quoted by the counterparty.

The Partnerships’ contracts are accounted for on a trade-date basis and marked to market on a daily basis. Each Partnership accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:

(1) One or more underlying notional amounts or payment provisions;

(2) Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors;

(3) Terms require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts, reported as a component of “Equity in futures interests trading accounts” on the Statements of Financial Condition, and their longest contract maturities were as follows:

Charter Graham

	Net Unrealized Gains/ (Losses) on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2005	6,439,973	5,603,460	12,043,433	Mar. 2007	Dec. 2005
Dec. 31, 2004	7,966,178	(7,726,264)	239,914	Jun. 2006	Mar. 2005
Dec. 31, 2003	17,018,386	(551,720)	16,466,666	Jun. 2005	Mar. 2004

Charter Millburn

	Net Unrealized Gains on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2005	2,118,514	1,463,850	3,582,364	Jun. 2006	Dec. 2005
Dec. 31, 2004	2,593,008	704,497	3,297,505	Dec. 2005	Mar. 2005
Dec. 31, 2003	2,040,760	2,335,616	4,376,376	Jun. 2004	Mar. 2004

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

Charter MSFCM

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2005	527,699	(11,724,663)	(11,196,964)	Jun. 2006	Jan. 2006
Dec. 31, 2004	5,612,530	7,411,188	13,023,718	Sep. 2005	Mar. 2005
Dec. 31, 2003	5,810,267	1,100,595	6,910,862	Mar. 2004	Mar. 2004

Charter Campbell

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2005	7,565,307	8,823,497	16,388,804	Jun. 2006	Dec. 2005
Dec. 31, 2004	3,746,156	(4,743,378)	(997,222)	Sep. 2005	Mar. 2005
Dec. 31, 2003	1,903,386	3,309,147	5,212,533	Sep. 2004	Mar. 2004

The Partnerships have credit risk associated with counterparty nonperformance. The credit risk associated with the instruments in which the Partnerships trade is limited to the amounts reflected in the Partnerships’ Statements of Financial Condition.

The Partnerships also have credit risk because Morgan Stanley DW, MS & Co., and Morgan Stanley International act as the futures commission merchants or the counterparties, with respect to most of the Partnerships’ assets. Exchange-traded futures, forwards, and futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Morgan Stanley DW, MS & Co. and Morgan Stanley International, each as a futures commission merchant for each Partnership’s exchange-traded futures, forwards, and futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures, forward, and futures-styled options contracts, including an amount equal to the net unrealized gains (losses) on all open futures, forward, and futures-styled options contracts, which funds, in the aggregate, totaled $441,517,975, $477,195,064, and $262,106,808, for Charter Graham; $51,335,401, $60,797,909, and $61,797,606, for Charter Millburn; $178,418,119, $219,055,260, and $167,619,490 for Charter MSFCM; and $349,325,546, $270,748,488, and $99,731,757 for Charter Campbell, at September 30, 2005, December 31, 2004 and 2003, respectively. With respect to each Partnership’s off-exchange-traded forward currency contracts, there are no daily exchange-required settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gains (losses) on open forward contracts be segregated. However, each Partnership is required to meet margin requirements equal to the net unrealized loss on open contracts in the Partnership accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at Morgan Stanley DW for the benefit of MS & Co. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of MS & Co., the sole counterparty on all such contracts, to perform. Each Partnership has a netting agreement with MS & Co. These agreements, which seek to reduce both the Partnerships’ and MS & Co.’s

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnerships’ credit risk in the event of MS & Co.’s bankruptcy or insolvency.

5. FINANCIAL HIGHLIGHTS

Charter Graham

Per Unit:
NET ASSET VALUE, JANUARY 1, 2004:	$21.88

NET OPERATING RESULTS:
Interest Income	0.25
Expenses	(1.96)
Realized Profit	2.91
Unrealized Loss	(0.92)

Net Income	0.28

NET ASSET VALUE, DECEMBER 31, 2004:	$22.16

RATIOS TO AVERAGE NET ASSETS:
Net Investment Loss	(8.1)%
Expenses before Incentive Fees	7.9%
Expenses after Incentive Fees	9.2%
Net Income	3.3%
TOTAL RETURN BEFORE INCENTIVE FEES	2.6%
TOTAL RETURN AFTER INCENTIVE FEES	1.3%
INCEPTION-TO-DATE RETURN	121.6%
COMPOUND ANNUALIZED RETURN	14.6%

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2005 is Unaudited)

Charter Millburn

Per Unit:
NET ASSET VALUE, JANUARY 1, 2004:	$11.11

NET OPERATING RESULTS:
Interest Income	0.12
Expenses	(0.84)
Realized Profit	0.31
Unrealized Loss	(0.18)

Net Loss	(0.59)

NET ASSET VALUE, DECEMBER 31, 2004:	$10.52

RATIOS TO AVERAGE NET ASSETS:
Net Investment Loss	(7.1)%
Expenses before Incentive Fees	8.3%
Expenses after Incentive Fees	8.3%
Net Loss	(7.4)%
TOTAL RETURN BEFORE INCENTIVE FEES	(5.3)%
TOTAL RETURN AFTER INCENTIVE FEES	(5.3)%
INCEPTION-TO-DATE RETURN	5.2%
COMPOUND ANNUALIZED RETURN	0.9%

Charter MSFCM

Per Unit:
NET ASSET VALUE, JANUARY 1, 2004:	$20.72

NET OPERATING RESULTS:
Interest Income	0.23
Expenses	(1.52)
Realized Loss	(0.45)
Unrealized Profit	0.58
Proceeds from Litigation Settlement	0.00

Net Loss	(1.16)

NET ASSET VALUE, DECEMBER 31, 2004:	$19.56

RATIOS TO AVERAGE NET ASSETS:
Net Investment Loss	(6.8)%
Expenses before Incentive Fees	8.1%
Expenses after Incentive Fees	8.1%
Net Loss	(4.9)%
TOTAL RETURN BEFORE INCENTIVE FEES	(5.6)%
TOTAL RETURN AFTER INCENTIVE FEES	(5.6)%
INCEPTION-TO-DATE RETURN	95.6%
COMPOUND ANNUALIZED RETURN	6.4%

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS—(Concluded)

Charter Campbell

Per Unit:
NET ASSET VALUE, JANUARY 1, 2004:	$11.14

NET OPERATING RESULTS:
Interest Income	0.14
Expenses	(1.24)
Realized Profit	1.90
Unrealized Loss	(0.36)

Net Income	0.44

NET ASSET VALUE, DECEMBER 31, 2004:	$11.58

RATIOS TO AVERAGE NET ASSETS:
Net Investment Loss	(9.2)%
Expenses before Incentive Fees	8.3%
Expenses after Incentive Fees	10.4%
Net Income	1.5%
TOTAL RETURN BEFORE INCENTIVE FEES	6.2%
TOTAL RETURN AFTER INCENTIVE FEES	3.9%
INCEPTION-TO-DATE RETURN	15.8%
COMPOUND ANNUALIZED RETURN	6.7%

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
   Demeter Management Corporation:

We have audited the accompanying statements of financial condition of Demeter Management Corporation (the “Company”), a wholly-owned subsidiary of Morgan Stanley, as of and for the years ended November 30, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation at November 30, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

New York, New York
February 7, 2005

DEMETER MANAGEMENT CORPORATION
(Wholly-owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

STATEMENTS OF FINANCIAL CONDITION
at August 31, 2005 (Unaudited) and
November 30, 2004 and 2003

	August 31,	November 30,
	2005	2004	2003
	$ (Unaudited)	$	$
ASSETS
Investments in affiliated partnerships	37,236,814	38,517,816	26,396,481
Deferred income taxes	1,412,706	1,412,706	2,248,934
Income taxes receivable	$443,492	—	—

Total Assets	39,093,012	39,930,522	28,645,415

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Payable to Parent	30,470,437	29,174,812	18,547,853
Accrued expenses	15,398	13,274	13,206

Total Liabilities	30,485,835	29,188,086	18,561,059

STOCKHOLDER’S EQUITY:
Common stock, no par value:
Authorized 1,000 shares; outstanding 100 shares at stated value of $500 per share	50,000	50,000	50,000
Additional paid-in capital	330,100,000	300,100,000	195,100,000
Retained earnings	8,457,177	10,592,436	9,934,356

	338,607,177	310,742,436	205,084,356
Less: Notes receivable from Parent	(330,000,000)	(300,000,000)	(195,000,000)

Total stockholder’s equity	8,607,177	10,742,436	10,084,356

Total liabilities and stockholder’s equity	39,093,012	39,930,522	28,645,415

The accompanying notes are an integral part of these financial statements.

DEMETER MANAGEMENT CORPORATION
(Wholly-Owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

NOTES TO STATEMENTS OF FINANCIAL CONDITION
(Information with respect to 2005 is Unaudited)

At August 31, 2005 (unaudited) and For the Years Ended November 30, 2004 and 2003

1. INTRODUCTION AND BASIS OF PRESENTATION

Demeter Management Corporation (“Demeter”) is a wholly-owned subsidiary of Morgan Stanley (the “Parent”).

Demeter manages the following commodity pools as sole general partner: Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P., Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P., Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Morgan Stanley Spectrum Currency L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Strategic L.P., Morgan Stanley Spectrum Technical L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley/Chesapeake L.P., Morgan Stanley /JWH Futures Fund L.P., Morgan Stanley Charter Campbell L.P., Morgan Stanley Charter MSFCM L.P., Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., Stanley Strategic Alternatives L.P. and Morgan Stanley/Mark J. Walsh & Company L.P.

Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

The statements of financial condition are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes — Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and the income tax basis of assets and liabilities, using enacted tax rates and laws that will be in effect when such differences are expected to reverse.

3. INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than, 1 percent of the aggregate capital contributed to the partnership by all partners.

DEMETER MANAGEMENT CORPORATION
(Wholly-Owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

NOTES TO STATEMENTS OF FINANCIAL CONDITION — (Concluded)
(Information with respect to 2005 is Unaudited)

At August 31, 2005 (unaudited) and For the Years Ended November 30, 2004 and 2003

The total assets, liabilities, and partners’ capital of all the funds managed by Demeter at August 31, 2005, November 30, 2004 and 2003 were as follows:

	August 31,	November 30,
	2005	2004	2003
	$ (Unaudited)	$	$
Total assets	3,409,505,993	3,520,441,929	2,403,993,109
Total liabilities	94,659,615	57,896,935	35,113,850

Total partners’ capital	3,314,846,378	3,462,544,994	2,368,879,259

Demeter’s investments in such limited partnerships are carried at market value.

4. PAYABLE TO PARENT

The payable to Parent is primarily for amounts due for the purchase of partnership investments, income tax payments made by Morgan Stanley on behalf of Demeter and the cumulative results of operations from inception to date.

5. NET WORTH REQUIREMENT

At August 31, 2005, November 30, 2004, and 2003, Demeter held non-interest bearing notes from its Parent that were payable on demand. These notes were received in connection with additional capital contributions aggregating $330,000,000, $300,000,000, and $195,000,000 at August 31, 2005, November 30, 2004 and 2003, respectively.

The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

In calculating this requirement, Demeter’s interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from Parent are included in net worth for purposes of this calculation. It is the Parent’s intent to ensure that Demeter maintains the required net worth.

6. INCOME TAXES

The Company is included in the consolidated federal income tax return filed by Morgan Stanley and certain other subsidiaries. Federal income taxes have been provided on a separate entity basis. The Company is included in various unitary and combined tax filings. Accordingly, state and local income taxes have been provided on separate entity income based upon unitary/combined effective tax rates.

In accordance with the terms of the Tax Allocation Agreement with Morgan Stanley, current taxes payable are due to Morgan Stanley. The Company accounts for its own deferred tax assets and liabilities. Deferred income taxes are primarily attributable to partnership investments.

      No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the matters described herein, and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer by any person within any jurisdiction in which such offer is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom such offer would be unlawful. The delivery of this prospectus at any time does not imply that information contained herein is correct as of any time subsequent to the date of its issue.

      Until 40 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

38280-14

MORGAN STANLEY CHARTER GRAHAM L.P.
MORGAN STANLEY CHARTER MILLBURN L.P.
MORGAN STANLEY CHARTER MSFCM L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
Supplement to the Prospectus dated April 25, 2005

      The prospectus dated April 25, 2005 is supplemented by a supplement dated
 December 8, 2005 . The supplement is an integral part of, and must be read together with, the prospectus.

December 8, 2005

      38280-16